                                                               Exhibit (a)(1)(A)



                        U.S. OFFER TO PURCHASE FOR CASH

                     28,566,944 AMERICAN DEPOSITARY SHARES

    REPRESENTING IN THE AGGREGATE 199,968,608 CLASS D SHARES OF COMMON STOCK

                                       OF


           COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)
                                      FOR

                     $24.00 PER AMERICAN DEPOSITARY SHARE


       (EACH AMERICAN DEPOSITARY SHARE REPRESENTING SEVEN CLASS D SHARES
                           OF COMMON STOCK OF CANTV)

                                      BY


                    AES COMUNICACIONES DE VENEZUELA, C.A.,


                          A COMPANY JOINTLY OWNED BY


                              THE AES CORPORATION

                                      AND

                             CORPORACION EDC, C.A.

                       THE U.S. OFFER, PRORATION PERIOD
            AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK
   CITY TIME, ON MONDAY, OCTOBER 29, 2001 UNLESS THE U.S. OFFER IS EXTENDED.

     THIS OFFER (THE "U.S. OFFER") IS CONDITIONED UPON, AMONG OTHER THINGS, THE SUM OF (X) THE NUMBER OF SHARES OF CANTV COMMON STOCK (INCLUDING CLASS D SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES) HELD DIRECTLY OR INDIRECTLY BY THE AES CORPORATION (INCLUDING CLASS D SHARES HELD THROUGH CORPORACION EDC, C.A.),
(Y) THE NUMBER OF CLASS D SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE OF, AND TO BE PURCHASED PURSUANT TO, THE U.S. OFFER AND (Z) THE NUMBER OF CANTV SHARES VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE OF, AND TO BE PURCHASED PURSUANT TO, THE VENEZUELAN OFFER, REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF CANTV. THE U.S. OFFER IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.


     The U.S. Offer is open to all holders of American Depositary Shares ("ADSs") of Compania Anonima Nacional Telefonos de Venezuela (CANTV), a company (compania anonima) incorporated under the laws of Venezuela ("CANTV"). Tenders of CANTV shares are not being accepted pursuant to the U.S. Offer. Holders of Class D Shares (being the only class of CANTV shares underlying the ADSs) may deposit their Class D Shares with The Bank of New York (the "Depositary") and receive ADSs for such Class D Shares pursuant to the Amended and Restated Deposit Agreement, dated September 10, 2000, among CANTV, the Depositary and holders from time to time of American Depositary Receipts ("ADRs") issued thereunder (the "Deposit Agreement"). The ADSs may then be tendered pursuant to the U.S. Offer. As used in this U.S. Offer to Purchase, "Class D Shares" means the Class D shares of common stock of CANTV.


     The U.S. Offer is being made in conjunction with an offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") by the Purchaser to purchase 199,968,608 CANTV shares at $3.4285714 per share (the price being paid pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS). In the event that the price per share pursuant to the Venezuelan Offer is increased, the Purchaser intends to make a corresponding increase to the price to be paid per ADS pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS.
                                 ------------
                   THE DEALER MANAGER FOR THE U.S. OFFER IS:

                                 JPMORGAN [logo]

                 THE FINANCIAL ADVISORS FOR THE U.S. OFFER ARE:

JPMORGAN [Logo]    CREDIT SUISSE FIRST BOSTON [Logo]    [Logo] BANC OF AMERICA SECURITES



September 25, 2001

                                   IMPORTANT


TENDERS BY HOLDERS OF ADSS


     Any holder of ADSs desiring to tender all or any portion of such holder's ADSs should either (1) complete and sign the ADS Letter of Transmittal (or a copy thereof) in accordance with the instructions in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, together with the ADRs representing tendered ADSs and all other required documents to Mellon Investors Services LLC (the "U.S. Receiving Agent"), or tender such ADSs pursuant to the procedures for book-entry transfer set forth in Section 3, or
(2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction. A holder having ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such ADSs. Any holder of ADSs who desires to tender ADSs and whose ADRs representing such ADSs are not immediately available and cannot deliver such ADRs and all other required documents to the U.S. Receiving Agent prior to the expiration of the U.S. Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such ADSs pursuant to the guaranteed delivery procedure set forth in Section 3.


PRORATION


     The number of ADSs available for tender into the U.S. Offer is subject to fluctuation, on a daily basis, based on deposits and withdrawals of Class D Shares with or from the Depositary. Pursuant to the Deposit Agreement, upon a deposit of Class D Shares the number of outstanding ADSs is increased; upon a withdrawal of Class D Shares the number of outstanding ADSs is decreased. Proration in the U.S. Offer may be adversely affected to the extent that additional Class D Shares are deposited pursuant to the Deposit Agreement and the ADSs issued on such deposit are tendered in the U.S. Offer. Similarly, proration in the Venezuelan Offer may be adversely affected to the extent that Class D Shares are withdrawn from the Depositary pursuant to the Deposit Agreement and are tendered in the Venezuelan Offer. The number of outstanding Class D Shares is also subject to increase as a result of the conversion of other classes of capital stock of CANTV into Class D Shares. See Section 7.


ASSISTANCE


     For assistance in connection with the U.S. Offer, please contact D.F. King & Co., Inc. (the "Information Agent") or J.P. Morgan Securities Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, brokers, dealers, commercial banks, trust companies or other nominees.

                               TABLE OF CONTENTS




                                                                                              PAGE
                                                                                             -----
SUMMARY TERM SHEET .......................................................................     1
INTRODUCTION .............................................................................     9
EXEMPTION REQUESTED FROM THE SECURITIES AND EXCHANGE
 COMMISSION ..............................................................................    13
EXPLANATORY NOTES ........................................................................    14
FORWARD-LOOKING STATEMENTS ...............................................................    14
THE U.S. OFFER ...........................................................................    15
 1.  Terms of the U.S. Offer; Expiration Date ............................................    15
 2.  Acceptance for Payment ..............................................................    17
 3.  Procedure for Tendering ADSs in the U.S. Offer ......................................    17
 4.  Withdrawal Rights ...................................................................    21
 5.  Certain Tax Considerations ..........................................................    21
 6.  Price Range of ADSs and Class D Shares; Dividends ...................................    23
 7.  Information Concerning CANTV ........................................................    24
 8.  Information Concerning AES, CEDC and the Purchaser ..................................    31
 9.  Source and Amount of Funds ..........................................................    36
 10. Background to the Offers; Past Contacts, Transactions, Negotiations and Agreements ..    36
 11. Purpose of the Offers; Plans for CANTV ..............................................    37
 12. Effect of the Offers on the Market for the ADSs and Class D Shares ..................    41
 13. Extension of Tender Period; Termination, Amendment ..................................    42
 14. Changes in CANTV Capital Structure; Dividends and Distributions .....................    43
 15. Conditions of the U.S. Offer ........................................................    44
 16. Legal Matters; Regulatory Approvals .................................................    49
 17. Fees and Expenses ...................................................................    50
 18. Miscellaneous .......................................................................    51
SCHEDULE I--INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
 OFFICERS OF AES, CEDC AND THE PURCHASER .................................................    S-1

                               SUMMARY TERM SHEET

     AES Comunicaciones de Venezuela, C.A., the purchaser (Purchaser) in this U.S. offer, is offering to purchase for cash pursuant to this U.S. offer an aggregate of 28,566,944 American Depositary Shares, or ADSs, of Compania Anonima Nacional Telefonos de Venezuela (CANTV). The Purchaser is a company jointly owned by The AES Corporation (AES) and Corporacion EDC, C.A. (CEDC). AES owns approximately 87% of the outstanding ordinary shares of CEDC. The Purchaser is also offering pursuant to a contemporaneous offer in Venezuela to purchase an aggregate of 199,968,608 shares of common stock of CANTV.

     The capital stock of CANTV is divided into four classes of shares of common voting stock: Class A shares, Class B shares, Class C shares and Class D shares. Class D shares are publicly traded and listed on the Caracas Stock Exchange and are the only class of shares of CANTV underlying the ADSs. Class A shares, Class B shares and Class C shares are not publicly traded or listed on any stock exchange. See Section 7 for a description of the holders of Class A, Class B and Class C shares. In general, on a transfer of Class A shares, Class B shares or Class C shares to a person not specified in CANTV's Bylaws as eligible to hold such shares, the transferred Class A, Class B or Class C shares automatically convert into Class D shares.

     Based on CANTV's report on Form 6-K filed with the Securities and Exchange Commission, or SEC, on August 22, 2001, the ADSs and CANTV shares sought in this U.S. offer and the Venezuelan offer, together with the CANTV shares and ADSs currently owned by AES through CEDC, represent a majority of the outstanding shares of capital stock of CANTV.

     The following are some of the questions that you as a holder of ADSs may have and answers to those questions. The information in this summary is not complete and we urge you to read carefully the remainder of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal.


WHO IS OFFERING TO BUY MY ADSs?

     The Purchaser is AES Comunicaciones de Venezuela, C.A., formerly Inversiones D72410 C.A. The Purchaser is a newly formed company (compania anonima) incorporated under the laws of Venezuela, organized to facilitate this U.S. offer and the Venezuelan offer and has not carried on any activities other than in connection with this U.S. offer and the Venezuelan offer. Over two-thirds of the Purchaser's capital stock is owned by an indirect wholly owned subsidiary of AES; the remaining capital stock of the Purchaser is owned indirectly by CEDC. The Purchaser currently owns 1,000 Class D shares and 1,000 ADSs, representing less than 0.1% of the outstanding capital stock of CANTV. In addition, AES, through CEDC, currently owns Class D shares representing approximately 6.9% of the outstanding capital stock of CANTV. See Section 8.

     AES is a global power company committed to serving the world's needs for electricity and other services in a socially responsible way. AES participates primarily in two related lines of business: electricity generation and distribution. AES operates and owns (entirely or in part) electric power plants in North America, South America, Europe and Asia, and distribution companies in the United States, Venezuela, Argentina, Brazil, El Salvador, Dominican Republic and The Republic of Georgia. AES is using its distribution infrastructure and knowledge of various markets to develop the ability to provide wholesale and/or retail telecommunications services. AES continually considers business development opportunities, including acquisition opportunities throughout the world. AES's revenues during 2000 were approximately $7.58 billion and total assets were over $33.08 billion as of December 31, 2000. Shares of AES trade on the New York Stock Exchange under the symbol "AES". See Section 8.

     CEDC is a Venezuelan company in which AES indirectly holds 87% of the outstanding ordinary shares. CEDC is the sister company of C.A. La Electricidad de Caracas, EDC, Venezuela's largest publicly traded power company. CEDC is a holding company that holds interests in companies dedicated to the production and distribution of electricity, telecommunications and distribution of natural gas. CEDC's shares trade on the Caracas Stock Exchange together with the shares of EDC under the symbol "EDC." See Section 8.

     AES is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC relating to its business, financial condition and other matters. CEDC is subject to the informational requirements of the applicable securities laws in Venezuela and files reports and other information with the Venezuelan Comision Nacional de Valores, the CNV, relating to its business, financial condition and other matters. CEDC also files certain documents with the SEC. See Section 8 for a description of how you can inspect or obtain copies of AES's and CEDC's reports, statements and other information.


WHAT IS THE PURPOSE OF THE OFFERS?

     The purpose of this U.S. offer and the Venezuelan offer is to enable the Purchaser and its affiliates to acquire control of CANTV. The Purchaser intends, as soon as practicable after consummation of the offers, to seek majority representation on CANTV's board of directors. The Purchaser believes that the offers present a unique opportunity to increase the value of CANTV to its shareholders and enhance the quality of CANTV's services in order to benefit its shareholders, customers and the communities it serves. See "Introduction" and Section 11.


WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS U.S. OFFER?

     The Purchaser is seeking to purchase an aggregate of 28,566,944 ADSs. THE NUMBER OF ADSS AVAILABLE FOR TENDER INTO THIS U.S. OFFER IS SUBJECT TO CHANGE ON A DAILY BASIS AS A RESULT OF DEPOSITS OF CLASS D SHARES IN THE ADS DEPOSIT FACILITY IN EXCHANGE FOR ADSS AND WITHDRAWALS OF CLASS D SHARES FROM THE ADS DEPOSIT FACILITY. See "Introduction" and Section 1.

     Only tenders of ADSs will be accepted in this U.S. offer. Tenders of Class D shares (and shares of other classes of capital stock of CANTV) will not be accepted in this U.S. offer, but will be accepted in the Venezuelan offer. See "Introduction."


HOW MUCH ARE YOU OFFERING TO PAY IN THIS U.S. OFFER AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $24.00 per ADS, net to each seller in cash less any withholding taxes and without interest thereon. See "Introduction" and Section 1.


WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     Tendering holders of ADSs will not be obligated to pay transfer taxes on the sale of their ADSs pursuant to this U.S. offer, except as set forth in Instruction 6 of the ADS Letter of Transmittal. Holders of ADSs will bear all costs and expenses associated with any deposit or withdrawal of Class D shares under the Amended and Restated Deposit Agreement, dated September 10, 2000, among CANTV, The Bank of New York and holders from time to time of American Depositary Receipts, or ADRs. If you are the record holder of your ADSs and you tender your ADSs to us in this U.S. offer, you will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, and your broker or other nominee tenders your ADSs on your behalf, your broker or nominee may charge you a fee and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."


ARE YOU MAKING A CONCURRENT OFFER FOR SHARES OF COMMON STOCK OF CANTV IN THE VENEZUELAN MARKET?

     Yes. Concurrently with this U.S. offer, we are making the Venezuelan offer to purchase 199,968,608 shares of CANTV. The Venezuelan offer is open to all holders of CANTV shares. Class D shares are publicly traded and listed on the Caracas Stock Exchange and are the only class of shares of CANTV underlying the ADSs. Class A shares, Class B shares and Class C shares are not publicly traded or listed on any stock exchange. In general, on a transfer of Class A shares, Class B shares or Class C shares to a person not specified in CANTV's Bylaws as eligible to hold such shares, the transferred Class A, Class B or Class C shares automatically convert into Class D shares. See "Introduction."

HOW MUCH ARE YOU OFFERING TO PAY FOR CANTV SHARES IN THE VENEZUELAN OFFER?

     In the Venezuelan offer we are offering to pay $3.4285714 per share in cash to each seller, payable in U.S. dollars or in Bolivares to tendering holders that elect to be paid in Bolivares. See "Introduction."

     When adjusted to reflect the fact that each ADS represents seven Class D shares, the price per share payable in the Venezuelan offer is equal to the price per share payable in this U.S. offer. See "Introduction."

     If a holder of CANTV shares tendering into the Venezuelan offer is paid in Bolivares, the fluctuation of exchange rates could result in the price received by a tendering holder in the Venezuelan offer for CANTV shares being more or less than the price paid in this U.S. offer. See "Introduction."


WHY IS THERE A SEPARATE VENEZUELAN OFFER?

     U.S. and Venezuelan law each require that tender offers comply with the rules and regulations of the home country. Because the U.S. and Venezuelan laws relating to tender offers are different and inconsistent in certain ways, we are making two separate offers. The terms and conditions of this U.S. offer and the Venezuelan offer will be substantially similar and generally will differ only to the extent required by local customary market practice or Venezuelan or U.S. law See "Introduction."


WHAT ARE THE PRINCIPAL DIFFERENCES IN THE RIGHTS OF HOLDERS OF ADSS AND CANTV SHARES UNDER THE TWO OFFERS?

     The most significant difference is that Venezuelan law provides for tender offers to be open for between 20 and 30 Venezuelan stock exchange trading days, with a possible aggregate of 30 Venezuelan stock exchange trading days of extensions of the offering period after the initial expiration date being available under various circumstances. U.S. law, on the other hand, may require under various circumstances that this U.S. offer be kept open longer than the maximum 60 Venezuelan stock exchange trading days potentially available for the Venezuelan offer. While we presently intend to make the offer periods for the Venezuelan offer and this U.S. offer the same, it is possible that, due to requirements of applicable law or market practice, holders tendering in the Venezuelan offer will be paid either before or after holders tendering in this U.S. offer, although the price paid per share in U.S. dollars (after adjusting for the fact that each ADS represents seven Class D shares) will be the same in both offers. See "Introduction."


IS IT POSSIBLE TO TENDER CANTV SHARES INTO THIS U.S. OFFER, OR ADSS INTO THE VENEZUELAN OFFER?

     No. Holders of Class D shares (being the only class of CANTV shares underlying the ADSs) who wish to tender their shares into this U.S. offer may do so by depositing their shares into the ADS deposit facility. The ADSs received on such deposit may then be tendered into this U.S. offer. Conversely, holders of ADSs who wish to tender their ADSs into the Venezuelan offer may do so by withdrawing the Class D shares underlying such ADSs from the ADS deposit facility and tendering such Class D shares into the Venezuelan offer. Please contact the Information Agent at the telephone numbers and address set forth on the back cover page or the depositary of the ADSs, The Bank of New York, if you need any assistance in converting your Class D shares into ADSs or your ADSs into Class D shares. See "Introduction."


DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENTS REQUIRED IN THE
OFFERS?

     The Purchaser is pursuing various sources for the funds required to purchase the CANTV shares and ADSs pursuant to the offers, including limited recourse financing, internal resources, corporate borrowings, sales of securities and other sources. In this regard, the Purchaser has held negotiations with affiliates of its financial advisors relating to a limited recourse credit facility. In addition, an agreement to which AES and CEDC are parties contemplates that AES will contribute $500 million in connection with the offers. The Purchaser believes that the funds required to purchase tendered CANTV shares and ADSs pursuant to the offers can be obtained on a timely basis. Neither this U.S. offer nor the Venezuelan offer is conditioned on the completion of any financing arrangements. See Section 9.

IS AES's OR CEDC's FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THIS U.S. OFFER?

     We do not think AES's or CEDC's financial condition is relevant to your decision whether to tender in this U.S. offer because the form of payment consists solely of cash and this U.S. offer is not subject to any financing condition. See Section 9.


DOES CANTV SUPPORT THE OFFERS?

     Under Rules 14d-9 and 14e-2 of the Securities Exchange Act of 1934, CANTV is required to file a statement with the SEC within ten business days of the commencement date of this U.S. offer, stating whether it supports, rejects or does not take a position on this U.S. offer. See "Introduction."

     Pursuant to Venezuelan law, CANTV is required to file a statement with the Venezuelan Comision Nacional de Valores within five Venezuelan trading days from commencement of the Venezuelan offer. In this filing, CANTV must state whether it supports, rejects or does not take a position on the Venezuelan offer. See "Introduction."


WILL YOU BUY ALL MY ADSS IF I TENDER THEM?

     Upon the terms and subject to the conditions of this U.S. offer, we will accept up to 28,566,944 ADSs properly tendered in this U.S. offer. If more than 28,566,944 ADSs are properly tendered pursuant to this U.S. offer and at least 199,968,608 CANTV shares are properly tendered pursuant to the Venezuelan offer, and the other conditions to the offers are satisfied, we will accept the ADSs properly tendered on a pro rata basis. Therefore, the number of ADSs properly tendered by you that we will purchase will depend on the total number of ADSs tendered in this U.S. offer. We will announce the preliminary results of any proration by press release as promptly as practicable after the scheduled expiration date. We expect to announce the final results of any proration approximately seven days after the scheduled expiration date. See "Introduction" and Section 1.


CAN YOU INCREASE OR DECREASE THE NUMBER OF ADSS AND/OR CANTV SHARES YOU ARE OFFERING TO PURCHASE UNDER THE OFFERS?

     If the ADSs tendered and to be purchased in this U.S. offer and the CANTV shares tendered and to be purchased in the Venezuelan offer, together with the Class D shares and ADSs owned directly or indirectly by AES (including those owned through CEDC), in the aggregate, represent less than a majority of the outstanding shares of capital stock of CANTV, including shares represented by ADSs, we may elect, in our sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of the offers, to waive the minimum condition, to increase the number of ADSs or CANTV shares to be purchased pursuant to this U.S. offer or the Venezuelan offer, to extend this U.S. offer and/or the Venezuelan offer or to terminate this U.S. offer and the Venezuelan offer without the purchase of any ADSs or CANTV shares. See Section 1.

     If fewer than 28,566,944 ADSs are tendered pursuant to this U.S. offer, we may elect, in our sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of the offers, to decrease the number of ADSs to be purchased pursuant to this U.S. offer and increase the number of CANTV shares to be purchased pursuant to the Venezuelan offer, to extend this U.S. offer and/or the Venezuelan offer or to terminate this U.S. offer and the Venezuelan offer without the purchase of any ADSs or CANTV shares. See Section 1.

     If fewer than 199,968,608 CANTV shares are tendered pursuant to the Venezuelan offer, we may elect, in our sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of the offers and applicable Venezuelan law as described below, to increase the number of ADSs to be purchased pursuant to this U.S. offer and decrease the number of CANTV shares to be purchased pursuant to the Venezuelan offer, to extend this U.S. offer and/or the Venezuelan offer or to terminate this U.S. offer and the Venezuelan offer without the purchase of any ADSs or CANTV shares. See Section 1.

     Under the Venezuelan tender offer rules, we may, with the prior approval of the Venezuelan Comision Nacional de Valores, not more than once, within five days from commencement, reduce the aggregate number of CANTV shares and ADSs sought in the offers, provided that
(x) the reduction may not exceed 25% of the aggregate number of CANTV shares (including Class D shares represented by ADSs) initially sought in the offers, and (y) as of the date of the reduction, the number of CANTV shares (including Class D shares represented by ADSs) tendered does not exceed the original number of CANTV shares (including Class D shares represented by ADSs) sought in the offers less the proposed reduction. See Sections 1 and 13.


DO YOU CURRENTLY OWN ANY CANTV SECURITIES?

     AES and CEDC beneficially own 64,000,524 Class D shares and 1,000 ADSs, representing approximately 6.9% of the outstanding capital stock of CANTV. This includes 63,999,524 Class D shares owned by Inversiones Inextel, C.A., a wholly owned subsidiary of CEDC, received upon the conversion of substantially all of Inversiones Inextel's interest in VenWorld Telecom, C.A. (see "Who are CANTV's other major shareholders?," below), and 1,000 Class D shares and 1,000 ADSs owned by the Purchaser. In addition, Inversiones Inextel has requested that VenWorld convert its remaining interest in VenWorld into 476 Class D shares. See "Introduction" and Section 7.


WHO ARE CANTV' S OTHER MAJOR SHAREHOLDERS?

     According to CANTV's report on Form 20-F filed with the SEC on May 25, 2001, VenWorld Telecom, C.A., a Venezuelan company formed in 1991 to acquire Class A shares of CANTV in connection with the privatization of CANTV by the Government of Venezuela, owned, as of April 30, 2001, 400,000,000 Class A shares, representing approximately 43.2% of CANTV's outstanding capital stock. See Section 7.

     Each shareholder of VenWorld has the right to cause VenWorld to convert all or part of its interest in VenWorld into its proportionate interest in the Class A shares owned by VenWorld, subject to pro rata rights of the other shareholders of VenWorld to acquire such Class A shares. Between April 2001 and July 13, 2001, Inversiones Inextel has, and we understand that a wholly owned subsidiary of AT&T International Inc. and some other shareholders of VenWorld have, exercised their conversion rights and received all or some of their proportionate interest in CANTV held by VenWorld. We do not know if other shareholders of VenWorld have exercised their conversion rights and received shares of CANTV common stock since July 13, 2001. See Section 7.

     As a result of these conversions and after giving effect to the automatic conversion of the Class A shares received by Inversiones Inextel and the other VenWorld shareholders (except AT&T) into Class D shares and assuming no conversions of Class B shares or Class C shares since June 30, 2001 (being the date of information set forth in CANTV's report on Form 6-K filed with the SEC on August 22, 2001), the Purchaser estimates that as of July 13, 2001:

    o VenWorld owned 312,086,559 Class A shares, representing approximately 33.7% of CANTV's outstanding capital stock. The principal remaining shareholders of VenWorld are GTE Venholdings B.V., a wholly-owned subsidiary of Verizon Communications Inc., whom the Purchaser estimates owns 74.0% of VenWorld's outstanding capital stock, and Telefonica Venezuelan Holding B.V., a wholly owned subsidiary of TI Telefonica Internacional de Espana, S.A., whom the Purchaser estimates owns 20.5% of VenWorld's outstanding capital stock. In addition, based upon publicly available information, we understand that Verizon beneficially owns an additional 32,945,829 Class D shares, representing approximately 3.6% of the outstanding capital stock of CANTV. AT&T owned 20,000,000 Class A Shares, representing 2.2% of the outstanding capital stock of CANTV, but the Purchaser does not know whether AT&T still owns these shares. See
      Section 7.

    o The government of Venezuela owned all 51,900,000 outstanding Class B shares, representing approximately 5.6% of the outstanding capital stock of CANTV. See Section 7.

    o Employees, retirees, their successors and related parties (including trusts for the benefit of employees and retirees) owned approximately 99,318,876 outstanding Class C shares, representing approximately 10.7% of the outstanding capital stock of CANTV. See Section 7.

    o There were approximately 442,731,950 Class D shares outstanding (including Class D shares represented by ADSs and Class D shares beneficially owned by AES and CEDC), representing approximately 47.8% of the outstanding capital stock of CANTV. See Section 7.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THIS U.S. OFFER?

     We are not obligated to purchase any ADSs which are validly tendered in this U.S. offer unless:

    o The sum of (x) the number of shares of CANTV common stock (including Class D shares represented by ADSs) held directly or indirectly by AES (including Class D shares held through CEDC), (y) the number of Class D shares represented by ADSs validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, this U.S. offer and (z) the number of CANTV shares validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the Venezuelan offer, represents at least a majority of the outstanding shares of capital stock of CANTV. See "Introduction" and
      Section 15.

    o All regulatory approvals required to consummate this U.S. offer and the Venezuelan offer, including approval of the Venezuelan National Telecommunications Commission (Comision Nacional de Telecomunicaciones) (CONATEL) of the purchase of CANTV shares and ADSs pursuant to the offers, have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to us. See Section 15.

    o The Purchaser is reasonably satisfied that the government of Venezuela, as holder of the Class B shares, has agreed to vote in favor of the merger of CANTV with and into the Purchaser described below under the heading "Do you have any plans for CANTV after consummation of the offers?" See Sections 11 and 15.

    o There has not been a material adverse change in CANTV or its business. See Section 15.

    o The conditions to the Venezuelan offer have been satisfied or waived, and no event upon which the Purchaser may withdraw the Venezuelan Offer has occurred. See Section 15.

     See Section 15 for a description of the other conditions to this U.S.
offer.


WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE VENEZUELAN OFFER, OR EVENTS UPON WHICH THE PURCHASER MAY WITHDRAW THE VENEZUELAN OFFER?

     We are not obligated to purchase any CANTV shares which are validly tendered in the Venezuelan offer unless the sum of (x) the number of shares of CANTV common stock (including Class D shares represented by ADSs) held directly or indirectly by AES (including Class D shares held through CEDC, (y) the number of Class D shares represented by ADSs validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, this U.S. offer and (z) the number of CANTV shares validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the Venezuelan offer, represents at least a majority of the outstanding shares of capital stock of CANTV. See "Introduction."

     While we can waive some or all of the conditions to this U.S. offer, we can only waive this minimum tender condition in the Venezuelan offer in accordance with Venezuelan law. Under Venezuelan law, we may only waive the minimum tender condition by lowering it to not less than 75% of the original percentage of CANTV shares, including Class D shares represented by ADSs, sought in the offers. See "Introduction" and Section 15.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THIS U.S. OFFER?

     You will have at least until 5:00 p.m., New York City time, on Monday, October 29, 2001 to decide whether to tender your ADSs pursuant to this U.S. offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described later in this U.S. Offer to Purchase. See Sections 1 and 3.

CAN THIS U.S. OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which this U.S. offer remains open. However, there can be no assurance that we will exercise our right to extend this U.S. offer. See Sections 13 and 15.

HOW WILL I BE NOTIFIED IF THIS U.S. OFFER IS EXTENDED?

     If we extend this U.S. offer, we will inform Mellon Investor Services LLC and D.F. King & Co., Inc. (which are the U.S. Receiving Agent and Information Agent, respectively, for this U.S. offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which this U.S. offer was previously scheduled to expire. See Section 13.


HOW DO I TENDER MY ADSS INTO THIS U.S. OFFER?

     To tender your ADSs, prior to 5:00 p.m., New York City time, on Monday, October 29, 2001, unless this U.S. offer is extended:

    o you must deliver your American Depositary Receipts representing ADSs and a properly completed and duly executed ADS Letter of Transmittal to the U.S. Receiving Agent at the address appearing on the back cover page of this U.S. Offer to Purchase; or

    o the U.S. Receiving Agent must receive a confirmation of receipt of your ADSs by book-entry transfer and an Agent's Message in lieu of the ADS Letter of Transmittal; or

    o you must comply with the guaranteed delivery procedure.

     Contact the Information Agent or the Dealer Manager for assistance at their respective addresses and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. See Section 3 and the instructions to the ADS Letter of Transmittal.


I HOLD ADSS IN "STREET" NAME. HOW DO I PARTICIPATE IN THIS U.S. OFFER?

     If you hold ADSs in "street" name, instruct your broker or custodian to arrange, before the expiration date of this U.S. offer, for the book-entry transfer of your ADSs into the U.S. Receiving Agent's account at The Depository Trust Company. You will be provided with a form to instruct your broker or custodian to tender your ADSs. This form will also be available from the Information Agent. See Section 3.


UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED ADSS?

     You can withdraw previously tendered ADSs at any time until this U.S. offer has expired and, if we have not agreed to accept your ADSs for payment by November 23, 2001, you can withdraw them at any time after such date until we do accept your ADSs for payment. See Section 4.


HOW DO I WITHDRAW PREVIOUSLY TENDERED ADSS?

     To withdraw ADSs, you must deliver a written or facsimile notice of withdrawal with the required information to the U.S. Receiving Agent while you still have the right to withdraw the ADSs. See Section 4.


WHAT ARE CERTAIN UNITED STATES FEDERAL INCOME AND VENEZUELAN TAX CONSEQUENCES OF TENDERING ADSS?

     The receipt of cash for ADSs pursuant to this U.S. offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who sells ADSs pursuant to this U.S. offer will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the ADSs sold pursuant to this U.S. offer. Generally, gain on the sale of ADSs realized by a nonresident of Venezuela will not be subject to Venezuelan income tax. See
Section 5.


DO YOU INTEND TO ACQUIRE ADDITIONAL CAPITAL STOCK OF CANTV FOLLOWING THE
OFFERS?

     We do not currently have any plans or proposals following completion of the offers to acquire additional shares of capital stock of CANTV but reserve the right to do so in the future. We may decide, directly or indirectly through affiliates, and subject to applicable law (including Venezuelan tender offer regulations), to purchase additional ADSs or CANTV shares following completion of the offers, through open market purchases, privately negotiated transactions, additional tender offers or otherwise, at prices that may be higher or lower than those paid pursuant to the offers. See
Section 11.

WILL CANTV CONTINUE TO BE TRADED AS A PUBLIC COMPANY?

     Yes. Class D shares will continue to be listed and traded on the Caracas Stock Exchange. We also intend that CANTV would maintain the listing of ADSs on the New York Stock Exchange. However, it is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to this U.S. offer, the ADSs will no longer meet the continued listing requirements of the New York Stock Exchange. In the event that the ADSs fail to meet the continued listing requirements, the New York Stock Exchange may choose, at its discretion, to delist the ADSs. See Section 12.


DO YOU HAVE ANY PLANS FOR CANTV AFTER CONSUMMATION OF THE OFFERS?

     Yes. If the Purchaser and its affiliates acquire control of CANTV pursuant to the offers, the Purchaser intends to conduct a detailed review of CANTV to consider what, if any, changes would be desirable in light of the circumstances which then exist. See Section 11.

     Following the successful completion of the offers, the Purchaser intends to cause CANTV to distribute to all CANTV shareholders cash currently held by CANTV determined to be in excess of CANTV's current or anticipated needs. Prior to the payment of any dividends, it is expected that CANTV will be merged with and into the Purchaser, with the Purchaser being the surviving corporation. Following this merger, the Purchaser would change its name to CANTV and would continue the business and operations of CANTV. All shareholders of CANTV at the time of the merger would continue as shareholders of the surviving corporation, holding the same class of shares as before the merger, and the class D shares and ADSs of the surviving corporation would be listed on the Caracas and New York stock exchanges (subject to meeting the applicable listing criteria), respectively, to the same extent as the ADSs and Class D shares of CANTV. The merger is intended to be a taxable transaction for U.S. federal income tax purposes. See Section 11.

     The Purchaser also intends following the consummation of the offers to seek to sell Telecommunicaciones Movilnet, CANTV's wireless business. In this regard, representatives of the Purchaser have held negotiations with a third party regarding a possible sale of Movilnet. See Section 11.


IF I DECIDE NOT TO TENDER, HOW WILL THE OFFERS AFFECT MY ADSS?

     The purchase of ADSs pursuant to this U.S. offer and Class D shares pursuant to the Venezuelan offer will reduce substantially the number of ADSs and Class D shares that might otherwise trade and may reduce the number of holders of both the ADSs and Class D shares. The reduction in publicly traded ADSs and Class D shares will likely adversely affect the liquidity, marketability and market value of the ADSs and Class D shares. See Section 12.


DO THE HOLDERS OF ADSS OR CANTV SHARES HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE OFFERS?

     Holders of ADSs or CANTV shares do not have appraisal rights in connection with this U.S. offer or the Venezuelan offer. See "Introduction".


WHAT IS THE MARKET VALUE OF MY ADSS AS OF A RECENT DATE?

     On August 28, 2001, the day before the announcement of the offers, the closing price of the ADSs reported on the New York Stock Exchange was $19.81 per ADS. On September 24, 2001, the day before the commencement of the offers, the closing price of the ADSs reported on the New York Stock Exchange was $23.70 per ADS. You should obtain a recent quotation for the ADSs in deciding whether to tender your ADSs. See Section 6.


WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call either D.F. King & Co., Inc., the information agent for this U.S. offer, or J.P. Morgan Securities Inc., the dealer manager for this U.S. offer. See the back cover of this U.S. Offer to Purchase for contact telephone numbers and addresses.

To the Holders of
American Depositary Shares of
Compania Anonima Nacional
Telefonos de Venezuela (CANTV):


                                  INTRODUCTION

     AES Comunicaciones de Venezuela, C.A., formerly Inversiones D72410, C.A., a company (compania anonima) incorporated under the laws of Venezuela (the "Purchaser"), jointly owned by The AES Corporation, a Delaware corporation ("AES"), and Corporacion EDC, C.A., a company incorporated under the laws of Venezuela and in which AES owns 87% of the outstanding ordinary shares ("CEDC"), hereby offers to purchase for cash 28,566,944 American Depositary Shares ("ADSs") representing in the aggregate 199,968,608 Class D Shares (as defined below) of Compania Anonima Nacional Telefonos de Venezuela (CANTV), a company (compania anonima) incorporated under the laws of Venezuela ("CANTV"), for $24.00 per ADS, net to the seller in cash less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related ADS Letter of Transmittal (the "Letter of Transmittal") and Notice of Guaranteed Delivery (which, as amended or supplemented from time to time, together, constitute the "U.S. Offer").

     THE NUMBER OF ADSs AVAILABLE FOR TENDER INTO THE U.S. OFFER IS SUBJECT TO CHANGE ON A DAILY BASIS AS A RESULT OF DEPOSITS OF CLASS D SHARES IN EXCHANGE FOR ADSS, AND WITHDRAWAL OF CLASS D SHARES, UNDER THE DEPOSIT AGREEMENT (AS DEFINED BELOW).

     Each ADS represents seven Class D Shares. As used in this U.S. Offer to Purchase, "Class D Share" means one Class D share of common stock of CANTV.

     Tendering holders of ADSs will not be obligated to pay transfer taxes on the sale of their ADSs pursuant to the U.S. Offer, except as set forth in Instruction 6 of the Letter of Transmittal. Record owners of ADSs who tender their ADSs pursuant to the U.S. Offer will not have to pay brokerage fees or similar expenses. If you own your ADSs through a broker or other nominee, and your broker or other nominee tenders your ADSs on your behalf, your broker or nominee may charge you a fee and the Purchaser will not be responsible for paying that fee. You should consult with your broker or nominee to determine whether any charges will apply. Holders will bear all costs and expenses associated with any deposit or withdrawal of Class D Shares under the Amended and Restated Deposit Agreement, dated September 10, 2000, among CANTV, The Bank of New York (the "Depositary") and holders from time to time of American Depositary Receipts ("ADRs") issued thereunder (the "Deposit Agreement"). The Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. (the "Dealer Manager"), Mellon Investor Services LLC (the "U.S. Receiving Agent") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the U.S. Offer. See Section 17.

     THE U.S. OFFER IS OPEN TO ALL HOLDERS OF ADSS. TENDERS OF CLASS D SHARES (AND ANY SHARES OF OTHER CLASSES OF CAPITAL STOCK OF CANTV) ARE NOT BEING ACCEPTED IN THE U.S. OFFER, BUT ARE BEING ACCEPTED IN THE VENEZUELAN OFFER. HOLDERS OF CLASS D SHARES (BEING THE ONLY CLASS OF CANTV SHARES UNDERLYING THE
ADSS) MAY DEPOSIT THEIR CLASS D SHARES WITH THE DEPOSITARY AND RECEIVE ADSS FOR SUCH CLASS D SHARES. THE ADSS MAY THEN BE TENDERED PURSUANT TO THE U.S. OFFER.

     THE U.S. OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SUM OF (X) THE NUMBER OF SHARES OF COMMON STOCK OF CANTV (INCLUDING CLASS D SHARES REPRESENTED BY ADSS) HELD DIRECTLY OR INDIRECTLY BY AES (INCLUDING CLASS D SHARES HELD THROUGH CEDC BY ITS WHOLLY OWNED SUBSIDIARY, INVERSIONES INEXTEL, C.A. ("INVERSIONES INEXTEL")), (Y) THE NUMBER OF CLASS D SHARES REPRESENTED BY ADSS VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1), AND TO BE PURCHASED PURSUANT TO THE U.S. OFFER AND (Z) THE NUMBER OF CANTV SHARES VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE OF, AND TO BE PURCHASED PURSUANT TO, THE VENEZUELAN OFFER (AS DEFINED BELOW), REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF CANTV (THE "MINIMUM TENDER CONDITION").

     As of the date hereof, AES beneficially owns (through subsidiaries, including CEDC and the Purchaser), 64,000,524 Class D Shares and 1,000 ADSs, representing in the aggregate approximately 6.9% of the outstanding capital stock of CANTV. Of these Class D Shares and ADSs:

    o 63,999,524 Class D Shares are shares held by Inversiones Inextel as a result of the conversion of substantially all of Inversiones Inextel's interest in VenWorld Telecom, C.A., a Venezuelan corporation and holder of Class A shares of CANTV. See Section 7.

    o The remaining 1,000 Class D Shares and the 1,000 ADSs were acquired by a subsidiary of CEDC in open market transactions on the Caracas Stock Exchange and on the New York Stock Exchange, respectively, and are now held by the Purchaser.

     The Purchaser believes that if it purchases 28,566,944 ADSs pursuant to the U.S. Offer and 199,968,608 CANTV shares pursuant to the Venezuelan Offer, the Minimum Tender Condition would be satisfied.


CONSUMMATION OF THE U.S. OFFER IS ALSO CONDITIONED UPON OTHER CONDITIONS. SEE
                                  SECTION 15.

     Concurrently with the U.S. Offer, the Purchaser is making an offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") to purchase 199,968,608 CANTV shares validly tendered and not properly withdrawn prior to the expiration of the Venezuelan Offer, each for $3.4285714 in cash payable in U.S. dollars or in Bolivares to tendering holders that elect to be paid in Bolivares.

     The price payable by the Purchaser in the Venezuelan Offer is equal to the price the Purchaser is offering for the ADSs in the U.S. Offer, after adjusting for the fact that each ADS represents seven Class D Shares. However, if a holder of CANTV shares tendering into the Venezuelan Offer is paid in Bolivares, the fluctuation of exchange rates could result in the price received by a tendering holder in the Venezuelan Offer for CANTV shares being more or less than the price paid in the U.S. Offer.

     Consummation of the Venezuelan Offer is conditioned upon, among other things, the sum of (x) the number of shares of common stock of CANTV (including Class D Shares represented by ADSs) held directly or indirectly by AES, (including Class D Shares held through CEDC), (y) the number of Class D Shares represented by ADSs validly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1), and to be purchased pursuant to the U.S. Offer and (z) the number of CANTV shares validly tendered and not withdrawn on or prior to the expiration date of, and to be purchased pursuant to, the Venezuelan Offer, representing at least a majority of the outstanding shares of capital stock of CANTV.

     Other conditions to the Venezuelan Offer include that: (i) the conditions to the U.S. Offer must have been satisfied or waived; (ii) all regulatory approvals required to consummate the U.S. Offer and the Venezuelan Offer, including the approval of the Venezuelan Comision Nacional de Telecomunicaciones ("CONATEL") must have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to AES, CEDC, the Purchaser, CANTV or their respective affiliates; and (iii) the holder of the Class B shares must have cast a favorable vote with respect to the proposed merger of CANTV with and into the Purchaser described in Section 11.

     In the event that any of the conditions to the Venezuelan Offer are not satisfied on or before the expiration of the Venezuelan Offer, the Purchaser may withdraw the Venezuelan Offer in accordance with the terms of the Venezuelan Offer.

     While the Purchaser can waive some or all of the conditions to the U.S. Offer, the Purchaser can only waive the Minimum Tender Condition in accordance with Venezuelan law. Under Venezuelan law, the Purchaser may only waive the Minimum Tender Condition by lowering it to not less than 75% of the original percentage of CANTV shares, including Class D Shares represented by ADSs, sought in the Offers.

     Although the terms and conditions of the U.S. Offer and the Venezuelan Offer are substantially similar, because of differences in law and market practice between the United States and Venezuela, the rights of tendering security holders pursuant to the two offers are not identical. The most significant difference is that Venezuelan law provides for tender offers to be kept open for between 20 and 30 Venezuelan stock exchange trading days, with a possible aggregate of 30 Venezuelan stock exchange trading days of extensions of the offering period after the initial expiration date being available under certain circumstances. U.S. law, on the other hand, may require under certain circumstances that the U.S. Offer be kept open longer than the maximum 60 Venezuelan stock exchange trading days potentially available for the Venezuelan Offer. While the Purchaser presently intends to make the offer periods for the Venezuelan Offer and the U.S. Offer the same, it is possible that, due to requirements of applicable law or market practice, holders tendering in the Venezuelan Offer will be paid either before or after holders tendering in the U.S. Offer, although the price paid per share (after adjusting for the fact that each ADS represents seven Class D Shares) will be the same in both Offers.


     Holders of Class D Shares (being the only class of CANTV shares underlying the ADSs) who wish to tender into the U.S. Offer may do so by depositing their shares into the ADS deposit facility. The ADSs received on such deposit may then be tendered into the U.S. Offer. Conversely, holders of ADSs who wish to tender into the Venezuelan Offer may do so by withdrawing the Class D Shares underlying such ADSs from the ADS deposit facility and tendering such Class D Shares into the Venezuelan Offer. Please contact the Information Agent at the telephone number and address set forth on the back cover page of this U.S. Offer to Purchase, or the Depositary, if you need any assistance in converting your Class D Shares into ADSs, or your ADSs into Class D Shares.

     Under Rule 14d-9 and Rule 14e-2 of the Securities Exchange Act of 1934, CANTV is required to file a statement with the Securities and Exchange Commission ("SEC") within ten business days of the commencement date of the U.S. Offer, stating whether it supports, rejects or does not take a position on the U.S. Offer. In addition, pursuant to Venezuelan law, CANTV is required to file a statement with the Venezuelan Comision Nacional de Valores (the "CNV") within five Venezuelan trading days from commencement of the Venezuelan Offer. In this filing, CANTV must state whether it supports, rejects or does not take a position on the Venezuelan Offer.

     The purpose of the Offers is to enable the Purchaser and its affiliates to acquire control of, and a majority of the equity interests in, CANTV. The Purchaser believes that the Offers present an opportunity to increase the value of CANTV to its shareholders and enhance the quality of CANTV's services in order to benefit its shareholders, customers and the communities it serves. See
Section 11.

     The Purchaser currently intends, as soon as practicable after consummation of the Offers, to seek majority representation on the Board of Directors of CANTV. Under Venezuelan law and CANTV's Bylaws, the directors of CANTV serve at the pleasure of shareholders and may be removed and new directors may be elected by shareholders in a shareholders meeting. Under Venezuelan law and CANTV's Bylaws, shareholders owning at least 20% of the outstanding shares of all classes of common stock of CANTV have the right to request the Board of Directors to call extraordinary meetings of shareholders. Based on Venezuelan law and CANTV's Bylaws, the Purchaser believes that upon the purchase of ADSs and CANTV shares pursuant to the Offers, the Purchaser will have the ability to appoint a majority of the members of the Board of Directors of CANTV at such a meeting.

     The Purchaser intends that its designees to the Board of Directors of CANTV would be employees of AES or its subsidiaries (including CEDC). However, depending on the number of directors the Purchaser has the right to elect, the Purchaser believes that other members could include current members of the Board of Directors of CANTV and other individuals not affiliated with AES. Under Venezuelan law a shareholder or group of minority shareholders holding 20% or more of the outstanding shares of capital stock of CANTV is entitled to elect a number of members of the Board of Directors of CANTV that is proportional to the share holdings of such shareholders or group of shareholders (excluding for purposes of such calculation the directors appointed by Class B and Class C shareholders).

     Pursuant to the Bylaws of CANTV and Venezuelan law, subject to the matters reserved to shareholders, the Board of Directors of CANTV is empowered to manage the business and affairs of CANTV. Among other things, the Board of Directors of CANTV has the power to call shareholders' meetings, propose dividend policies and authorize actions regarding the assets of CANTV.

     Following the purchase of CANTV shares and ADSs pursuant to the Offers, the Purchaser intends to cause CANTV to distribute to all holders of CANTV capital stock (including Class D Shares represented by ADSs) cash currently held by CANTV determined to be in excess of CANTV's current or anticipated needs. The distribution of such dividends would be preceded by a merger of CANTV with and into the Purchaser. The Purchaser also intends to seek to sell CANTV's wireless business, held through its wholly-owned subsidiary Telecomunicaciones Movilnet, C.A. See Section 11.

     Under Venezuelan law, shareholders of CANTV do not have statutory appraisal or similar rights in connection with the Offers or in connection with the proposed merger. The Purchaser currently does not have any plans or proposals following completion of the Offers to acquire additional shares of capital stock of CANTV, but reserves the right to do so in the future. Although the Purchaser has no such plans, following the consummation of the Offers, the Purchaser may decide, directly or indirectly through affiliates, to purchase, subject to applicable law (including Venezuelan tender offer regulations), additional ADSs or Class D Shares through open market purchases, privately negotiated transactions, additional tender offers or otherwise. There can be no assurance that the Purchaser or any of its affiliates will effect any such purchases or as to the prices thereof, which could be higher or lower than or equal to the price to be paid pursuant to the Offers.

     Under no circumstances will interest be paid on the purchase price for the tendered ADSs, regardless of any delay in making payment thereof or any extension of the Expiration Date.

     THE U.S. OFFER AND THE VENEZUELAN OFFER ARE CURRENTLY SCHEDULED TO EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON MONDAY, OCTOBER 29, 2001.

     THE NUMBER OF ADSS IS SUBJECT TO FLUCTUATION, ON A DAILY BASIS, BASED UPON DEPOSITS AND WITHDRAWALS OF CLASS D SHARES WITH AND FROM THE DEPOSITARY. AN INCREASE IN THE NUMBER OF ADSS OUTSTANDING COULD ADVERSELY AFFECT PRORATION IN THE U.S. OFFER. THE NUMBER OF CLASS D SHARES IS ALSO SUBJECT TO INCREASE AS A RESULT OF CONVERSION IN CERTAIN CIRCUMSTANCES OF OTHER CLASSES OF CAPITAL STOCK OF CANTV INTO CLASS D SHARES. SEE SECTION 7.

     THIS U.S. OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

        EXEMPTION REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION

     In order to facilitate the making of the Offers, AES has requested that the SEC grant certain exemptive relief from the provisions of Rule 14d-10(a)(1) and Rule 14e-5 under the Securities Exchange Act of 1934 (the "Exchange Act"), and that the staff of the SEC confirm that it will not recommend that the SEC take any enforcement action pursuant to Rules 14d-4(d), 14d-6(c), 14e-1(b) and 14e-1(c) under the Exchange Act in connection with the Offers.

     Rule 14d-10(a)(1) provides that no person shall make a tender offer unless the offer is open to all security holders of the class of securities subject to the tender offer. The U.S. Offer is open to all holders of ADSs and excludes holders of CANTV shares, while the Venezuelan Offer is open to all holders of CANTV shares and excludes holders of ADSs. Accordingly, in the absence of exemptive relief, the application of Rule 14d-10(a)(1) could potentially be construed to prohibit the Purchaser from proceeding with the dual structure of the Offers. The exemption from Rule 14d-10(a)(1) being requested would permit the Purchaser to purchase pursuant to the U.S. Offer only ADSs and to purchase pursuant to the Venezuelan Offer only CANTV shares.

     Among other things, Rule 14e-5 generally prohibits a person making a tender offer for an equity security registered under Section 12 of the Exchange Act from directly or indirectly purchasing or making any arrangement to purchase such security or any security convertible into, or exchangeable for, such security, other than pursuant to the tender offer. This prohibition applies from the time the offer is publicly announced until its expiration. Accordingly, in the absence of exemptive relief, Rule 14e-5 could be construed to prohibit the Purchaser from purchasing CANTV shares in the Venezuelan Offer. The exemption from Rule 14e-5 being requested would permit the Purchaser: (1) to purchase CANTV shares pursuant to the Venezuelan Offer during, but outside, the U.S. Offer; and (2) to enter into such arrangements and agreements and to take such other steps as may be necessary or advisable to effect the Venezuelan Offer.

     Rule 14d-4(d) and Rule 14d-6(c) require, in the event that a person who makes an offer makes a material change to the terms or conditions of a tender offer, that the offeror extend the tender offer (in certain circumstances) and disseminate the material change to security holders. Under Venezuelan law, however, any extension of the period during which a tender offer is open is at the discretion of the CNV. The "no action" position being requested of the staff of the SEC with respect to enforcement of Rule 14d-4(d) and Rule 14d-6(c) would allow the Purchaser to make material changes to the Venezuelan Offer and only make those extensions to the period that the Venezuelan Offer is open as are authorized by the CNV. Notwithstanding this relief, in the event that the Purchaser makes material changes to the Venezuelan Offer, the Purchaser intends to request that the CNV permit an extension of the Venezuelan Offer to the extent necessary to be consistent with the terms of Rule 14d-4(d) and Rule 14d-6(c).

     Rule 14e-1(b) provides, among other things, that a person who makes a tender offer for an equity security may not increase or decrease the percentage of the class of securities sought or the consideration offered unless the tender offer remains open for at least 10 business days from the date that notice of such increase or decrease is first published or sent or given to security holders. Under Venezuelan law, however, any extension of the period during which a tender offer is open is at the discretion of the CNV. The "no action" position being requested of the staff of the SEC with respect to enforcement of Rule 14e-1(b) would allow the Purchaser to make such increases or decreases and only make those extensions to the period that the Venezuelan Offer is open as are authorized by the CNV. Notwithstanding this relief, in the event that the Purchaser makes any such increases or decreases pursuant to the Venezuelan Offer, the Purchaser intends to request that the CNV permit an extension of the Venezuelan Offer to the extent necessary to be consistent with the terms of Rule 14e-1(b).

     Rule 14e-1(c) provides that a person who makes a tender offer for a class of equity securities may not fail to pay the consideration offered or return the securities deposited by or on behalf of the security holders promptly after the termination or withdrawal of the tender offer. Venezuelan law and practice, on the other hand, provide that an offeror must pay for securities tendered into an offer within five Venezuelan stock exchange trading days following the settlement of the purchase of the securities on the Caracas Stock Exchange. Such settlement is effected through a special session of the Caracas Stock

Exchange and must be made pursuant to the rules and regulations thereof. Such settlement typically occurs on or before the fifth Venezuelan stock exchange trading day following the expiration date of an offer. Consequently, Venezuelan market practice could be in direct conflict with Rule 14e-1(c). The relief being requested with respect to Rule 14e-1(c) would permit the Purchaser to pay for securities tendered pursuant to the Venezuelan Offer pursuant to Venezuelan law and market practice.


     In connection with receiving this relief, AES, CEDC and their affiliates, including the Purchaser, will agree:


    o that, prior to the expiration of the U.S. Offer, they will not purchase ADSs or CANTV shares except: (i) ADSs pursuant to the U.S. Offer, (ii) CANTV shares pursuant to the Venezuelan Offer, (iii) for the contribution of Inversiones Inextel's interest in CANTV to the immediate parent of the Purchaser and (iv) the conversion into CANTV shares of the remaining interest held by Inversiones Inextel in VenWorld Telecom, C.A. (see Sections 7 and 8);


    o that if the price paid in the Venezuelan Offer for CANTV shares is increased, a corresponding increase in the price paid for ADSs in the U.S. Offer will be made; and


    o to other customary conditions.


     The Purchaser believes the SEC has granted similar relief to other people in transactions in Venezuela and the United States similar to the Offers.


                               EXPLANATORY NOTES


     Except as otherwise specifically provided, references in this U.S. Offer to Purchase to amounts in Bolivares, other than the financial information in
Section 7 under the heading "Financial Information," are set forth in nominal amounts. Nominal Bolivares amounts reflect Bolivares that have not been adjusted for the effects of inflation. See Section 7.


     In this document, references to "U.S." or "United States" are references to the United States of America, references to "United States dollars", "U.S. dollars", "US$", "$" or "dollars" are to U.S. currency, references to "Venezuela" are references to the Republic of Venezuela and references to "Venezuelan Bolivares", "Bolivares" or "Bs." are to Venezuelan currency.


                           FORWARD-LOOKING STATEMENTS


     Some of the statements contained in the U.S. Offer discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors. Actual developments could differ significantly from those contemplated in these forward-looking statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Forward-looking statements made by the Purchaser speak only as of the date they are made, and none of the Purchaser, AES, CEDC nor any other person or entity shall have any obligation to update or revise them, whether as a result of new information, future events or otherwise.

                                 THE U.S. OFFER


1. TERMS OF THE U.S. OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the U.S. Offer, the Purchaser will accept for payment and pay for an aggregate of 28,566,944 ADSs validly tendered on or prior to the Expiration Date and not withdrawn (as provided in Section 4) for $24.00 per ADS, net to each seller in cash less any withholding taxes and without interest thereon. The term "Expiration Date" shall mean 5:00 p.m. (New York City time) on Monday, October 29, 2001, unless the Purchaser shall have extended the period of time for which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended by the Purchaser, shall expire.

     THE NUMBER OF ADSS AVAILABLE FOR TENDER INTO THE U.S. OFFER IS SUBJECT TO FLUCTUATION, ON A DAILY BASIS, BASED ON DEPOSITS AND WITHDRAWALS OF CLASS D SHARES WITH AND FROM THE DEPOSITARY. Pursuant to the Deposit Agreement, upon a deposit of Class D Shares the number of outstanding ADSs is increased; upon a withdrawal of Class D Shares the number of outstanding ADSs is decreased. Proration in the U.S. Offer may be adversely affected to the extent that additional Class D Shares are deposited pursuant to the Deposit Agreement and the ADSs issued on such deposit are tendered in the U.S. Offer. Similarly, proration in the Venezuelan Offer may be adversely affected to the extent that Class D Shares are withdrawn from the Depositary pursuant to the Deposit Agreement and are tendered in the Venezuelan Offer. The number of Class D Shares is also subject to increase, and therefore proration may be affected, as a result of the conversion in certain circumstances of other classes of capital stock of CANTV into Class D Shares. See Section 7.

     Upon the terms and subject to the conditions of the U.S. Offer, if more than 28,566,944 ADSs are validly tendered and not withdrawn on or prior to the Expiration Date, and at least 199,968,608 CANTV shares are validly tendered pursuant to the Venezuelan Offer, the Purchaser will purchase such ADSs on a pro rata basis. Similarly, upon the terms and subject to the conditions of the Venezuelan Offer, if more than 199,968,608 CANTV shares are validly tendered and not withdrawn on or prior to the expiration date of the Venezuelan Offer, and at least 28,566,944 ADSs are validly tendered pursuant to the U.S. Offer, the Purchaser will purchase such CANTV shares on a pro rata basis.

     Upon the terms and subject to the conditions of the Offers, if the ADSs tendered and to be purchased in the U.S. Offer and the CANTV shares tendered and to be purchased in the Venezuelan Offer, together with the Class D Shares and ADSs owned directly or indirectly by AES (including those owned through CEDC), in the aggregate, represent less than a majority of the outstanding shares of capital stock of CANTV, including Class D Shares represented by ADSs, the Purchaser may elect, in its sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of the Offers, to waive the Minimum Tender Condition, to increase the number of ADSs or CANTV shares to be purchased pursuant to the U.S. Offer or the Venezuelan Offer, to extend the U.S. Offer and/or the Venezuelan Offer or to terminate the U.S. Offer and the Venezuelan Offer without the purchase of any ADSs or CANTV shares.

     Upon the terms and subject to the conditions of the Offers, in the event that fewer than 28,566,944 ADSs are tendered pursuant to the U.S. Offer, the Purchaser may elect, in its sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of the Offers, to decrease the number of ADSs to be purchased pursuant to the U.S. Offer and increase the number of CANTV shares to be purchased pursuant to the Venezuelan Offer, to extend the U.S. Offer and/or the Venezuelan Offer or to terminate the U.S. Offer and the Venezuelan Offer without the purchase of any ADSs or CANTV shares.

     Upon the terms and subject to the conditions of the Offers, in the event that fewer than 199,968,608 CANTV shares are tendered pursuant to the Venezuelan Offer, the Purchaser may elect, in its sole discretion and subject to applicable law, including applicable law relating to possible extensions of the expiration of the Offers and applicable Venezuelan law as described below, to increase the number of ADSs to be purchased pursuant to the U.S. Offer and decrease the number of CANTV shares to be purchased pursuant to the Venezuelan Offer, to extend the U.S. Offer and/or the Venezuelan Offer or to terminate the U.S. Offer and the Venezuelan Offer without the purchase of any ADSs or CANTV shares.

     Under the Venezuelan tender offer rules, the Purchaser may, with the prior approval of the CNV, not more than once, within five days from commencement, reduce the aggregate number of CANTV shares and ADSs sought in the Offers, provided that (x) the reduction may not exceed 25% of the aggregate number of CANTV shares (including Class D Shares represented by ADSs) initially sought, and (y) as of the date of the reduction, the number of CANTV shares (including Class D Shares represented by ADSs) tendered does not exceed the original number of CANTV shares (including Class D Shares represented by ADSs) sought in the Offers less the proposed reduction.

     See Section 13 for the rights of the Purchaser to extend or amend the U.S. Offer. Venezuelan law currently prohibits the extension of the expiration date of the Venezuelan Offer to a date later than the 30th Venezuelan stock exchange trading day after the initial expiration date of the Venezuelan Offer.

     If proration of tendered ADSs is required, because of the difficulty of determining the number of ADSs validly tendered and not withdrawn, the Purchaser does not expect to be able to announce the final results of such proration until at least seven business days after the Expiration Date. Preliminary results of such proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of ADSs may obtain preliminary information from the Dealer Manager or the Information Agent and may be able to obtain such information from their brokers. The Purchaser will not pay for any ADSs accepted for payment pursuant to the U.S. Offer until the final proration factor is known.

     The U.S. Offer is subject to the conditions set forth in Section 15. If any condition is not satisfied on or before the Expiration Date, the Purchaser may (1) terminate the U.S. Offer and return all tendered ADSs to tendering shareholders, (2) extend the U.S. Offer and, subject to withdrawal rights as set forth in Section 4, retain all such ADSs until the expiration of the U.S. Offer as so extended, (3) waive any conditions not satisfied and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase all ADSs validly tendered on or prior to the Expiration Date and not withdrawn or (4) delay acceptance for payment or payment for ADSs, subject to applicable law, until satisfaction or waiver of the conditions to the U.S. Offer. For a description of the Purchaser's right to extend the period of time during which the U.S. Offer is open and to amend, delay or terminate the U.S. Offer, see Sections 13 and 15.

     Holders of ADSs or CANTV shares do not have appraisal rights in connection with the U.S. Offer or the Venezuelan Offer.

     The Purchaser is making a request to CANTV pursuant to Rule 14d-5 under the Exchange Act for the use of securityholder lists and security position listings for the purpose of disseminating the U.S. Offer to holders of ADSs. In addition, the Purchaser is delivering this U.S. Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other relevant material (the "U.S. Offer to Purchase Materials") to the Depositary under the Deposit Agreement and requesting CANTV to make a request to the Depositary to distribute the U.S. Offer to Purchase Materials to registered holders of ADSs. The Purchaser is also requesting CANTV to request from the Depositary a list of all holders of ADSs. Under the Deposit Agreement, the Purchaser believes that the Depositary has agreed to distribute to holders of ADSs materials as requested by CANTV and to provide CANTV with a list of holders of ADSs upon request. The Purchaser intends to use the list of holders of ADSs to transmit the U.S. Offer to Purchase Materials to holders of ADSs. The Purchaser believes that CANTV should take such actions under the Deposit Agreement to enable holders of ADSs to receive directly the U.S. Offer to Purchase Materials. The U.S. Offer to Purchase Materials are also being distributed to brokers, dealers, commercial banks, trust companies and similar persons who may be listed as participants in a clearing agency's security position listings for subsequent transmittal to the beneficial owners of ADSs. Further, the Purchaser, as a holder of ADSs, is requesting that the Depositary allow the Purchaser to inspect its books for the purpose of obtaining the names of ADS holders.

     A request is being made to CANTV to inspect CANTV's shareholder registry books maintained by Banco Venezolano de Credito S.A.C.A., CANTV's transfer agent, for the purpose of obtaining the names of the holders of CANTV shares. Under Venezuelan law, a company is required to permit a holder of its shares to inspect its shareholders registry books.

2. ACCEPTANCE FOR PAYMENT

     Upon the terms and subject to the conditions of the U.S. Offer, the Purchaser will accept for payment and pay for ADSs validly tendered and not withdrawn on or prior to the Expiration Date as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 15. In addition, the Purchaser reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment or payment for ADSs in order to comply in whole or in part with any applicable law. See Sections 13 and 15 for a description of the Purchaser's right to extend the period of time during which the U.S. Offer is open, to amend the U.S. Offer in any respect, to terminate the U.S. Offer and not accept for payment or pay for ADSs or to delay acceptance for payment or payment for ADSs.

     For purposes of the U.S. Offer, the Purchaser shall be deemed to have accepted for payment tendered ADSs when, as and if the Purchaser gives oral or written notice to the U.S. Receiving Agent of its acceptance of the tenders of such ADSs. Payment for ADSs accepted for payment pursuant to the U.S. Offer will be made by depositing the purchase price with the U.S. Receiving Agent, which will act as agent for the tendering ADS holders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering ADS holders. In all cases, payment for ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of ADRs for such ADSs or of a confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility (as defined in Section 3), a properly completed and duly executed Letter of Transmittal or an Agent's Message (as defined in Section 3 in the case of a book-entry transfer) and all other required documents. For a description of the procedure for tendering ADSs pursuant to the U.S. Offer, see
Section 3. Payment for ADSs also may be delayed in the event of proration due to the difficulty of determining the number of ADSs validly tendered. In addition, payment may be made to tendering ADS holders at different times if delivery of the ADSs and other required documents occur at different times. Under no circumstances will interest be paid on the purchase price offered by the Purchaser in connection with the Offers, even if there is a delay in making the purchase and payment.

     If the consideration to be paid for CANTV shares pursuant to the Venezuelan Offer is increased, the Purchaser will make a corresponding increase to the price to be paid per ADS purchased pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase ADSs tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve the Purchaser of its obligation under the U.S. Offer or prejudice the rights of tendering ADS holders to receive payment for ADSs validly tendered and accepted for payment.

     If any tendered ADSs are not purchased pursuant to the U.S. Offer for any reason, or if ADRs are submitted for more ADSs than are tendered, ADRs for such unpurchased or untendered ADSs will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering ADS holder, as promptly as practicable following the expiration or termination of the U.S. Offer.


3. PROCEDURE FOR TENDERING ADSS IN THE U.S. OFFER


VALID TENDER

     In order for ADSs to be validly tendered pursuant to the U.S. Offer:

    o (1) the Letter of Transmittal properly completed and duly executed, together with any signature guarantees (or, in the case of book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase and
      (2) the ADRs representing the ADSs being tendered must be received by the U.S. Receiving Agent or such ADRs for the ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the U.S. Receiving Agent, in each case, prior to the Expiration Date, or

    o the tendering ADS holder must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the U.S. Offer and that the Purchaser may enforce such agreement against such participant.

     If you hold ADSs in "street" name, you should instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent's account at Book-Entry Transfer Facility. You will be provided with a form to instruct your broker or custodian to tender your ADSs. This form will also be available from the Information Agent.

BOOK-ENTRY DELIVERY

     The U.S. Receiving Agent will establish an account with respect to the ADSs at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the U.S. Offer within two business days after the date of commencement of the U.S. Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Receiving Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and any other required documents must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE U.S. RECEIVING AGENT.

PARTIAL TENDERS

     If fewer than all of the ADSs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate by filling in the number of ADSs which are to be tendered in the box entitled "Number of ADSs Tendered" in the Letter of Transmittal. In such case, new ADRs for the untendered ADSs represented by the old ADRs will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are purchased. ALL ADSS DELIVERED TO THE U.S. RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE LETTER OF TRANSMITTAL.

SIGNATURE GUARANTEES

     Except as otherwise provided in the next sentence, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in a Medallion Signature Guarantee Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     IF THE ADSS ARE REGISTERED IN THE NAME OF A PERSON OTHER THAN THE SIGNER OF THE LETTER OF TRANSMITTAL, OR IF PAYMENT IS TO BE MADE, OR ADSS NOT TENDERED OR NOT ACCEPTED FOR PAYMENT ARE TO BE RETURNED, TO A PERSON OTHER THAN THE REGISTERED HOLDER OF SUCH ADSS, THEN THE TENDERED ADRS MUST BE ENDORSED OR

ACCOMPANIED BY APPROPRIATE STOCK POWERS, SIGNED EXACTLY AS THE NAME OR NAMES OF THE REGISTERED HOLDER OR HOLDERS APPEAR ON THE ADRS, WITH THE SIGNATURES ON THE ADRS OR STOCK POWERS GUARANTEED AS AFORESAID. SEE INSTRUCTIONS 1 AND 5 OF THE LETTER OF TRANSMITTAL.


GUARANTEED DELIVERY

     If an ADS holder desires to tender ADSs pursuant to the U.S. Offer and cannot deliver such ADSs and all other required documents to the U.S. Receiving Agent on or prior to the Expiration Date, or such ADS holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:

    o such tender is made by or through an Eligible Institution;

    o a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the U.S. Receiving Agent (as provided below) on or prior to the Expiration Date; and

    o the ADRs representing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee, or an Agent's Message in lieu of Letter of Transmittal in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the U.S. Receiving Agent within six New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the U.S. Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     Notwithstanding any other provisions hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Receiving Agent of ADRs representing such ADSs, or of book-entry confirmation with respect thereto, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering holders at the same time and will depend upon when ADRs representing such ADSs are received by the U.S. Receiving Agent or book-entry confirmation with respect to such ADSs are received into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility.

     THE METHOD OF DELIVERY OF ADRS REPRESENTING ADSS AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING ADS HOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. IF ADRS REPRESENTING ADSS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.


APPOINTMENT AS PROXY

     By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering ADS holder will irrevocably appoint, with respect to the ADSs accepted for payment by the Purchaser, designees of the Purchaser as such ADS holder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such ADS holder's rights with respect to the ADSs tendered by such ADS holder and accepted for payment by the Purchaser and with respect to any and all non-cash dividends, distributions and rights, and additional or other ADSs, shares of capital stock, securities and rights issued or issuable in respect thereof or the Class D Shares underlying such ADSs (whether pursuant to a stock split, stock dividend or otherwise) on or after August 29, 2001 (collectively, "Distributions"). Such appointment will be effective if, as and when, and only to the extent that, the Purchaser accepts for payment ADSs tendered by such ADS holder as provided herein. All such powers of attorney and proxies will be irrevocable, will be coupled with an interest and will be deemed granted in consideration of the acceptance for payment by the Purchaser of ADSs tendered in accordance with the terms of the U.S. Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such ADS holder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the ADSs accepted for payment by the Purchaser, thereby be empowered to exercise (i) all voting and other rights with respect to such ADSs (and any and all Distributions), including, without limitation, in respect of any ordinary or extraordinary meeting of CANTV's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise and (ii) any and all rights granted to ADS holders pursuant to the Deposit Agreement, including, without limitations, the right to surrender ADRs and withdraw deposited Class D Shares, in each case, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. The Purchaser reserves the right to require that, in order for ADSs to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such ADSs, the Purchaser must be able to exercise full voting, consent and other rights with respect to such ADSs (and any and all Distributions), including voting at any meeting of stockholders.


BACKUP WITHHOLDING

     Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering ADS holder satisfies the conditions described in Instruction 11 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the U.S. Offer may be subject to U.S. backup withholding tax. To prevent backup withholding, each holder should complete, sign and deliver the Substitute Form W-9 provided in the Letter of Transmittal prior to receipt of any payment or, if such holder is under U.S. federal income tax law a non-resident alien individual or foreign entity not subject to backup withholding, such holder should complete, sign and deliver an Internal Revenue Service Form W-8BEN prior to receipt of any payment. See Instruction 11 of the Letter of Transmittal.


REPRESENTATIONS BY ADS HOLDER

     The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering ADS holder's acceptance of the terms of the U.S. Offer, as well as the tendering ADS holder's representation and warranty that:

    o such ADS holder owns the ADSs being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act;

    o the tender of such ADSs complies with Rule l4e-4; and

    o such ADS holder has the full power and authority to tender and assign the ADSs tendered, all as specified in the Letter of Transmittal.


MATTERS CONCERNING VALIDITY, ELIGIBILITY AND ACCEPTANCE

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of ADSs determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of ADSs. None of AES, CEDC, the Purchaser, the Dealer Manager, the U.S. Receiving Agent, the Information Agent or any other person or entity will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering ADS holder and the Purchaser upon the terms and subject to the conditions of the U.S. Offer.

     IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING ADSS OR NEED ADDITIONAL COPIES OF THE U.S. OFFER TO PURCHASE MATERIALS PLEASE CONTACT THE INFORMATION AGENT AT THE TELEPHONE NUMBER OR ADDRESS SET FORTH ON THE BACK COVER OF THIS U.S. OFFER TO PURCHASE.


4. WITHDRAWAL RIGHTS

     Tenders of ADSs made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 23, 2001 unless theretofore accepted for payment as provided in this U.S. Offer to Purchase. If the Purchaser extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for ADSs or is unable to accept for payment or pay for ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to the Purchaser's rights under the U.S. Offer, the U.S. Receiving Agent may, on behalf of the Purchaser, retain all ADSs tendered, and such ADSs may not be withdrawn except as otherwise provided in this Section 4.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with (except in the case of ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs representing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. Withdrawals may not be rescinded and ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn ADSs may be re-tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING. NONE OF AES, CEDC, THE PURCHASER, THE DEALER MANAGER, THE U.S. RECEIVING AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON OR ENTITY WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.


5. CERTAIN TAX CONSIDERATIONS

     The following describes certain U.S. federal income tax and Venezuelan income tax consequences of the sale of ADSs pursuant to the U.S. Offer.


U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the U.S. Offer to holders of ADSs whose ADSs are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of ADSs. The discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. The discussion applies only to persons who hold ADSs as capital assets and have the U.S. dollar as their functional currency. The discussion is not intended to address the U.S. federal income tax consequences of the U.S. Offer to certain categories of investors (such as banks, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, persons holding an ADS as part of a straddle, hedging or conversion transaction, persons that own (or are deemed to own for U.S. tax purposes) during the past five years shares or ADSs representing 10% or more of the voting stock of CANTV and certain expatriates or former long-term residents of the United States) that may be subject to special treatment under the U.S. federal income tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF ADSs SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE U.S. OFFER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, STATE, LOCAL AND FOREIGN TAX LAWS AND SUCH HOLDER'S ABILITY TO CLAIM FOREIGN TAX CREDITS, IF ANY.


Taxation of U.S. Holders

     The following paragraphs describe the material U.S. federal income tax consequences to a U.S. Holder of the sale of ADSs pursuant to the U.S. Offer.

     As used in this U.S. Offer to Purchase, the term "U.S. Holder" means a beneficial owner of ADSs that is:

    o a U.S. resident or citizen for U.S. federal income tax purposes;

    o a corporation (including an entity that is treated as a corporation for U.S. federal income tax purposes) organized or created under the laws of the United States or any political subdivision thereof;

    o a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions; or

    o an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

     A "non U.S. Holder" is a holder of ADSs that is not a U.S. Holder.

     The tax treatment of persons who hold their ADSs through a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) will generally depend on the status of the partner. Partners in a partnership holding ADSs should consult their tax advisors.

     U.S. Holders will recognize gain or loss upon the sale of ADSs for cash pursuant to the U.S. Offer. Such gain or loss will generally be equal to the difference between the amount of cash received by the U.S. Holder in the U.S. Offer and the U.S. Holder's tax basis in the ADSs exchanged therefor. Any gain or loss recognized upon the sale of ADSs pursuant to the U.S. Offer will generally be treated as long-term capital gain or loss if the ADSs (or Class D shares underlying the ADSs) have been held by the holder for more than one year and otherwise as short-term capital gain or loss. Any gain or loss recognized by a U.S. Holder generally will be treated as U.S. source.

     U.S. Holders of ADSs should consult their tax advisors with respect to determining their gain, loss, amount realized, tax basis and holding period in connection with ADSs tendered and accepted for payment pursuant to the U.S. Offer.


Taxation of Non-U.S. Holders

     Subject to the discussion of backup withholding (see Section 3), a non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale of ADSs pursuant to the U.S. Offer unless:

    o such gain is effectively connected with such non-U.S. Holder's conduct of a trade or business within the U.S. (or, in the case of a country which has a tax treaty with the United States, such gain is attributable to a permanent establishment or fixed place of business in the United States); or

    o such gain is realized by an individual non-U.S. Holder who is present in the United States for at least 183 days in the taxable year of the sale and certain other conditions are met.

     For a discussion of backup withholding consequences to U.S. Holders and non-U.S. Holders, see Section 3 under the caption "Backup Withholding." For a discussion of certain anticipated U.S. federal income tax consequences of the proposed merger of CANTV with and into the Purchaser and subsequent cash distributions made by the Purchaser following such merger, see Section 11.

VENEZUELAN TAX CONSEQUENCES

     The following is a summary of certain Venezuelan tax consequences of the U.S. Offer to holders of ADSs whose ADSs are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is based on the domestic tax laws of Venezuela, including applicable regulations, and published and non-binding opinion letters of Venezuelan authorities available on or before the date of this U.S. Offer to Purchase, or as in effect on the date of this U.S. Offer to Purchase, which are subject to change, possibly with retroactive effect.

     THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PARTICULAR HOLDER, WHICH CAN BE RENDERED ONLY IN LIGHT OF THAT HOLDER'S PARTICULAR TAX SITUATION. ACCORDINGLY, EACH HOLDER OF ADSS IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO SUCH HOLDER, INCLUDING THE APPLICATION AND AVAILABILITY OF ANY TAX TREATY TO SUCH HOLDER.

     As used in this U.S. Offer to Purchase, the term "Resident of Venezuela" generally refers to a natural person who is physically present in Venezuela for a period aggregating more than 180 days during the calendar year or the previous calendar year or a legal entity that either is organized under Venezuelan law or maintains a registered branch or a permanent establishment in Venezuela. The term "Non-Resident of Venezuela" generally refers to a natural person who is not physically present in Venezuela for a period or periods aggregating more than 180 days during the calendar year or the previous calendar year or a legal entity that neither is organized under Venezuelan law nor maintains a registered branch or a permanent establishment in Venezuela.

     As used in this U.S. Offer to Purchase, the term "Convention" means the Convention Between the Government of the United States of America and the Government of the Republic of Venezuela for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital that became effective on December 30, 1999.

     Those U.S. Holders which are Non-Residents of Venezuela will be entitled to benefits under the Convention, discussed below, provided they can satisfy the terms of Articles 4 (Residence) and 17 (Limitation on Benefits) of the Convention. U.S. Holders who believe they may be entitled to the benefits of the Convention should consult their tax advisor.

     Gains from the sale of ADSs pursuant to the U.S. Offer recognized by a U.S. Holder who is entitled to the benefits of the Convention will not be subject to Venezuelan income tax. The treatment given to U.S. Holders on the sale of ADSs pursuant to the U.S. Offer may also be available to Non-Residents of Venezuela who are entitled to the benefits of similar treaties to prevent double taxation currently in effect between Venezuela and Italy, France, Portugal, Germany, the Czech Republic, Trinidad & Tobago, The Netherlands, Switzerland, the United Kingdom, Norway, Sweden and Belgium.

     Venezuelan counsel to the Purchaser is of the opinion that gain from the sale of ADSs pursuant to the U.S. Offer recognized by a holder who is a Non-Resident of Venezuela and not entitled to the benefits of the Convention or a similar treaty to prevent double taxation discussed above will not be subject to Venezuelan income tax.

     Gains from the sale of ADSs pursuant to the U.S. Offer recognized by a Resident of Venezuela will be subject to Venezuelan income tax at a maximum rate of 34%.

6. PRICE RANGE OF ADSS AND CLASS D SHARES; DIVIDENDS

     Each ADS represents seven Class D Shares and trades on the New York Stock Exchange. The ADSs are represented by ADRs and CANTV's trading symbol on the New York Stock Exchange is "VNT." Class D Shares are traded on the Caracas Stock Exchange under the symbol "TDV.D."

     The following table sets forth, for the periods indicated, (1) the high and low closing sales prices of Class D Shares, in Bolivares, as reported on the Caracas Stock Exchange and (2) the high and low closing sales prices of ADSs, in U.S. dollars, on the New York Stock Exchange, as disclosed in CANTV's public filings and for the second and third quarters of 2001, as published by the Dow Jones Interactive Quotes & Market Data.




                                            CARACAS STOCK
                                              EXCHANGE
                                          PER CLASS D SHARE         NYSE PER ADS
                                          -----------------   -------------------------
                                                 BS.                      $
                                            LOW       HIGH        LOW           HIGH
                                          -------   -------   -----------   -----------
1999
   First Quarter ......................   1,200     1,600        14-3/4        18-1/5
   Second Quarter .....................   1,400     2,640            17            31
   Third Quarter ......................   1,700     2,505      19-15/16            28
   Fourth Quarter .....................   1,935     2,501        21-3/4       27-3/16

2000
   First Quarter ......................   2,260     3,620       24-3/16            39
   Second Quarter .....................   2,260     3,100        23-1/4        32-1/2
   Third Quarter ......................   2,050     2,750        20-3/4       28-5/16
   Fourth Quarter .....................   1,571     2,485       15-9/16        25-1/4

2001
   First Quarter ......................   1,925     2,700        18-7/8      26-11/16
   Second Quarter .....................   2,160     2,900        18-1/4       28-5/32
   Third Quarter (through September 24,
    2001) .............................   2,060     2,703      19-19/32      26-21/32

     On August 28, 2001, the last full day of trading on the New York Stock Exchange prior to the announcement by the Purchaser and its affiliates of the intent to commence the Offers, the reported closing sales price of the ADSs on the New York Stock Exchange and the Class D Shares on the Caracas Stock Exchange were $19.81 per ADS and Bs.2080 per Class D Share, respectively.

     On September 24, 2001, the last trading day before the commencement of the Offers, the reported closing sales price of the ADSs on the New York Stock Exchange and the Class D Shares on the Caracas Stock Exchange were $23.70 per ADS and Bs. 2,467 per Class D Share, respectively.

     Holders of ADSs are urged to obtain current market quotations.

     The table below sets forth the amounts of annual dividends, on a per share and per ADS basis in constant Bolivares and U.S. dollars, for each of the calendar years indicated, as reported in CANTV's public filings.




                    PER SHARE           PER ADS
                 ----------------   ----------------
                  (Bs.)      ($)      (Bs.)     ($)
1999 .........   55.33     0.09     387.31     0.63
2000 .........   60.00     0.09     420.00     0.60

     On March 27, 2001, an ordinary meeting of CANTV shareholders declared a cash dividend of Bs.63.00 per share to shareholders of record as of April 6, 2001. This dividend was paid on April 24, 2001.


7. INFORMATION CONCERNING CANTV

     The following information is taken from publicly available reports and documents concerning CANTV filed with the SEC. Such reports and documents may be examined and copies may be obtained at the places and in the manner set forth under "Available Information" at the end of this Section 7. Although none of the Purchaser, AES or CEDC has any knowledge that would indicate that any statements contained in this Section 7, or financial information set forth below under the caption "Financial Information" which is based upon such reports and documents, are untrue, none of the Purchaser, AES or CEDC takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by CANTV to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to the Purchaser, AES or CEDC.


GENERAL

     CANTV is the primary provider of fixed telecommunications services in Venezuela. CANTV provides substantially all of its services within Venezuela and substantially all of its operating income is derived from Venezuelan domiciled customers and from settlements with foreign carriers for calls completed in Venezuela. CANTV is the proprietor of the only basic telecommunications network with nationwide coverage in Venezuela. Through this network, CANTV provides local, national and international telecommunications services. In addition, CANTV provides private network, data, public telephone, rural telephone and telex services. Through its subsidiaries, CANTV provides other telecommunications-related services including wireless communications, Internet access and telephone directories.

     CANTV operates under a concession agreement (the "Concession") granted by the Venezuelan Government in October 1991. Under the Concession, CANTV was the exclusive provider of switched, fixed, local, domestic and international telephone services in Venezuela until November 27, 2000. On that date, CANTV's switched, fixed, local and domestic and international long distance services were opened to competition. The Concession provides that, without prior authorization of CONATEL, CANTV may not transfer or assign, in whole or in part, the Concession or the obligation to fulfill the Concession. It also provides that the control of CANTV may not be assigned or transferred without the approval of CONATEL.

     CANTV has its principal executive offices at Avenida Libertador, Centro Nacional de Telecomunicaciones, Nuevo Edificio Administrativo, Piso. 1, Apartado Postal 1226 Caracas, Venezuela 1010 (telephone number
58-212-500-6800).


CAPITAL STOCK OF CANTV

     According to CANTV's report on Form 6-K filed with the SEC on August 22, 2001 (the "Form 6-K"), as of June 30, 2001, CANTV had 926,037,385 shares of capital stock outstanding. The capital stock of CANTV is divided into four classes of shares of common voting stock: Class A shares, Class B shares, Class C shares and Class D Shares. A brief description of these different classes follows.


Class A Shares

     According to CANTV's report on Form 20-F filed with the SEC on May 25, 2001 (the "Form 20-F"), VenWorld Telecom, C.A. ("VenWorld"), a Venezuelan company formed in 1991 by GTE Corporation (now Verizon Communications Inc. ("Verizon")), TI Telefonica Internacional de Espana, S.A., ("Telefonica"), C.A. La Electricidad de Caracas, AT&T International Inc. ("AT&T") and Consorcio Inversionista Mercantil Cima, C.A. to acquire Class A shares in connection with the privatization of CANTV by the Government of Venezuela, owned, as of April 30, 2001, 400,000,000 Class A shares representing all of the Class A shares and approximately 43.2% of CANTV's outstanding capital stock. As of such date, the shareholders of VenWorld also included certain other minority shareholders. According to CANTV's Bylaws, any transfer of Class A shares to any person other than VenWorld, the original consortium participants of VenWorld or their controlled affiliates will cause such transferred shares to be automatically converted into an equal number of Class D Shares.

     The shareholders of VenWorld are parties to an association agreement, dated as of August 1, 1991, as amended (the "Association Agreement"). Under the terms of the Association Agreement, any shareholder of VenWorld may require that VenWorld convert all or part of the VenWorld shares held by such shareholder into its pro rata interest in the Class A shares held by VenWorld, provided that the Class A shares so converted must first be irrevocably offered for sale to the other shareholders of VenWorld at a price per share equal to 95% of the average market price of the ADSs during a period specified in the Association Agreement.

     The Association Agreement also provides that any shareholder of VenWorld who wishes to sell, transfer or assign any shares of VenWorld must first offer the shares it wishes to transfer to the other VenWorld shareholders at a price per share specified by the offering shareholder and in accordance with a procedure set forth in the Association Agreement.

     Between April 2001 and July 13, 2001, the Purchaser believes that the following conversions of VenWorld shares occurred:

    o Inversiones Inextel converted substantially all of its interest in VenWorld into 63,999,524 Class A shares held by VenWorld, representing approximately 6.9% of the outstanding capital stock of CANTV. The Purchaser believes that on receipt, such Class A shares automatically converted into an equal number of Class D Shares. However, to date, CANTV has been unwilling to reflect such conversion in accordance with the provisions of CANTV's Bylaws on the CANTV shareholder records. In addition, in August 2001, Inversiones Inextel requested that VenWorld convert its remaining interest in VenWorld into 476 Class A shares (or Class D Shares on their receipt by Inversiones Inextel).

    o A wholly owned subsidiary of AT&T converted all of its interest in VenWorld into 20,000,000 Class A shares held by VenWorld, representing 2.2% of the outstanding capital stock of CANTV. The Purchaser does not know whether AT&T still owns these shares.

    o Other minority shareholders of VenWorld converted their interests in VenWorld into 3,913,917 Class A shares. The Purchaser believes that on receipt, such Class A shares automatically converted into an equal number of Class D Shares.

     As a result of these conversions and after giving effect to the automatic conversion of the Class A shares received by Inversiones Inextel and other converting VenWorld shareholders (except AT&T) into Class D Shares in accordance with the By-laws of CANTV, the Purchaser estimates that as of July 13, 2001, there were approximately 332,086,559 Class A shares outstanding, representing approximately 35.9% of the outstanding capital stock of CANTV. The Purchaser does not know if other shareholders of VenWorld have exercised their conversion rights and received shares of CANTV common stock since July 13, 2001.

     Based on the information set forth in the Form 20-F and the Form 6-K, and after giving effect to the conversion and assumptions described above, of these 332,086,559 Class A shares, the Purchaser believes that VenWorld owns 312,086,559 Class A shares representing approximately 33.7% of CANTV's outstanding capital stock. The principal remaining shareholders of VenWorld are GTE Venholdings B.V., a wholly owned subsidiary of Verizon whom the Purchaser estimates beneficially owns 74.0% of VenWorld's outstanding capital stock, and Telefonica, whom the Purchaser estimates beneficially owns 20.5% of VenWorld's outstanding capital stock.


Class B Shares

     Based on the Form 6-K, and assuming there have been no changes in the number of outstanding Class B shares since the date of the information set forth in the Form 6-K, there are 51,900,000 Class B shares outstanding, representing approximately 5.6% of the capital stock of CANTV. Class B shares may be owned only by the government of Venezuela and other Venezuelan public sector entities. The transfer of Class B shares to an individual or a non-public sector entity will cause such transferred shares to be automatically converted into an equal number of Class D Shares, except that transfers to employees, retirees and certain other employee-related vehicles of CANTV causes such transferred shares to be automatically converted into an equal number of Class C shares.

Class C Shares

     Based on the Form 6-K and other publicly available information, and assuming there have been no changes in the number of outstanding Class C shares since the date of the information set forth in the Form 6-K, there are approximately 99,318,876 Class C shares outstanding, representing approximately 10.7% of the capital stock of CANTV.

     Class C shares may only be owned by: (i) current employees of CANTV; (ii) retirees of CANTV; (iii) companies whose capital is 100% owned by current and retired CANTV employees and whose sole corporate purpose is the acquisition and ownership of the shares of CANTV; (iv) trust and benefit plans established for the benefit of the employees or retirees of CANTV; (v) former employees of CANTV who have retained Class C shares; (vi) successors of Class C shareholders who have received their shares by inheritance or legacy; (vii) ex-spouses of Class C shareholders that are holders of such shares by reason of distribution of marital property; and (viii) current employees and retirees of subsidiaries of CANTV.

     The transfer of any Class C shares to any person or entity, other than the persons and entities listed above, will cause such transferred shares to be automatically converted into an equal number of Class D Shares.

     According to the Bylaws of CANTV, any of the following persons or entities who wish to transfer any Class C shares must first give notice to CANTV of their intention to transfer their Class C shares: (i) active employees or retirees; (ii) employees of CANTV's subsidiaries; (iii) former employees of CANTV; (iv) holders of the Class C shares as a result of inheritance; and (v) holders of Class C shares as a result of liquidation of marital property.

     Other active employees and retirees, as well as benefit plans and workers companies, hold a preferential right to acquire any or all of such Class C shares offered for transfer pursuant to certain procedures. Under these procedures, twice a month, the persons or entities listed above who wish to transfer their Class C shares can provide written notice to CANTV indicating the number of Class C shares sought to be sold and the lowest price at which the shares may be sold. The maximum price at which the shares will be sold is then determined and CANTV is required to publish advertisements in internal publications giving notice to all employees, retirees, benefit plans and workers companies of the offers to sell Class C shares. Employees, retirees, benefit plans and workers companies may exercise their preferential right by stating the number of Class C shares they intend to purchase and the price they intend to pay. The Class C shares are sold in the order in which offers are received. If offered shares are not purchased within the designated period, the holder of the Class C shares can transfer such shares to employees, retirees, workers companies, benefit plans or to any third parties. The Bylaws of CANTV provide that upon such transfer of such shares, any debt that such holder may have with a governmental entity called BANDES (previously the Fondo de Inversiones de Venezuela or Venezuelan Investment fund) must be repaid.

     The procedures described in the immediately preceding paragraph may be modified by the board of directors of CANTV. The Purchaser understands that holders of Class C shares have requested changes to these procedures so that they can participate on the same basis as holders of other classes of CANTV shares in tenders pursuant to tender offers and in sales in the public market.


Class D Shares

     Based upon the Form 20-F, Form 6-K and other publicly available information, and after giving effect to the conversions of interests in VenWorld and the assumptions described above in this Section 7 under the heading "Class A Shares", and assuming no conversions of Class B shares or Class C Shares since June 30, 2001 (being the date of the information set forth in the Form 6-K) it is estimated that there are 442,731,950 Class D Shares outstanding (including Class D Shares represented by ADSs), representing approximately 47.8% of the outstanding capital stock of CANTV. This includes the 64,000,524 Class D Shares and 1,000 ADSs beneficially owned by AES and CEDC. In addition, based on publicly available information, the Purchaser understands that Verizon beneficially owns, in addition to its interest in VenWorld, 32,945,829 Class D Shares, representing approximately 3.6% of the outstanding capital stock of CANTV.

     Class D Shares are listed on the Caracas Stock Exchange. Class D Shares are the only class of stock of CANTV underlying the ADSs. The ADSs are listed on the New York Stock Exchange.


DIRECTORS OF CANTV


     CANTV's Bylaws provide that CANTV's directors, other than the directors to be elected by the holders of Class B shares or Class C shares voting as separate classes, are appointed by a majority of the votes cast in a shareholders meeting where directors are being elected. Holders of Class B shares have the right to elect one principal director and his/her alternate, regardless of the number of Class B shares outstanding. Holders of Class C shares have the right to elect two principal directors and their alternates so long as all Class C shares outstanding represent at least 8% of the outstanding shares of CANTV, and one principal director and his/her alternate so long as all Class C shares outstanding represent between 3% and 8% of the outstanding stock of CANTV.


     Pursuant to Venezuelan Capital Markets Law, a shareholder or group of minority shareholders holding 20% or more of the outstanding shares of CANTV is entitled to elect a number of members of the board of directors of CANTV that is proportional to the holding of such shareholders or group of shareholders (excluding for purposes of such calculation the directors appointed by Class B and Class C shareholders).


     The Association Agreement contains provisions providing for the election of directors of VenWorld and CANTV. Pursuant to these provisions, representatives of CEDC currently serve as a director and such director's alternate on the Board of Directors of CANTV.


FINANCIAL INFORMATION


     The following selected consolidated financial information relating to CANTV and its subsidiaries has been taken or derived from the audited consolidated financial statements contained in the Form 20-F. Additional financial information is available in documents which have been filed by CANTV with the SEC. The financial statements of CANTV are prepared in accordance with generally accepted accounting principles in Venezuela, which differ in certain important respects from generally accepted accounting principles in the United States. The financial information of CANTV as of December 31, 2000 and December 31, 1999 is presented in constant Bolivares currency based upon the Bolivar's purchasing power as of December 31, 2000. The financial information of CANTV as of December 31, 2000 is also presented in U.S. dollars translated from constant Bolivares as of December 31, 2000, at an exchange rate of Bs. 700 to $1.00.

               CANTV SELECTED CONSOLIDATED FINANCIAL INFORMATION
                          CONSOLIDATED BALANCE SHEET
                       AS AT DECEMBER 31, 2000 AND 1999

    (ADJUSTED FOR INFLATION AND EXPRESSED IN MILLIONS OF CONSTANT BOLIVARES
            AS OF DECEMBER 31, 2000, AND MILLIONS OF U.S. DOLLARS)




                                                                2000        2000           1999
                                                               U.S.$         Bs.            Bs.
                                                              -------   ------------   ------------
                       ASSETS
CURRENT ASSETS:
 Cash and temporary investments ...........................      827       578,657        366,478
 Accounts receivable, net .................................      496       347,496        460,833
 Accounts receivable from Venezuelan
   Government entities ....................................      147       102,775        137,483
 Inventories and supplies, net ............................       48        33,302         49,229
 Other current assets .....................................       19        13,981         14,062
                                                                 ---       -------        -------
       Total current assets ...............................    1,537     1,076,211      1,028,085
 Property, plant and equipment, net .......................    4,648     3,253,902      3,535,274
 Cellular concession, net .................................      136        95,333         98,367
 Other assets .............................................      311       216,637        255,120
                                                               -----     ---------      ---------
       Total assets .......................................    6,632     4,642,083      4,916,846
                                                               =====     =========      =========
             LIABILITIES AND STOCKHOLDERS'
                       EQUITY
CURRENT LIABILITIES:
 Short-term debt ..........................................       79        55,490         60,709
 Accounts payable .........................................      394       275,447        296,423
 Employee severance benefits, net .........................       13         8,850         10,040
 Accrued employee benefits ................................      220       154,129         38,200
 Other current liabilities ................................      409       286,143        211,534
                                                               -----     ---------      ---------
       Total current liabilities ..........................    1,115       780,059        616,906
LONG-TERM LIABILITIES:
 Long-term debt ...........................................      488       341,370        387,476
 Pension and postretirement benefit obligations ...........      494       345,886        371,293
                                                               -----     ---------      ---------
       Total liabilities ..................................    2,097     1,467,315      1,375,675
STOCKHOLDERS' EQUITY                                           4,535     3,174,768      3,541,171
                                                                                        ---------
       Total liabilities and stockholders' equity .........    6,632     4,642,083      4,916,846
                                                               =====     =========      =========

                      CANTV CONSOLIDATED INCOME STATEMENT
                        AS AT DECEMBER 31, 2000 AND 1999


  (ADJUSTED FOR INFLATION AND EXPRESSED IN MILLIONS OF CONSTANT BOLIVARES AS OF DECEMBER 31, 2000, AND MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AND PER
                                  ADS AMOUNTS)




                                                                     2000          2000           1999
                                                                    U.S.$           Bs.            Bs.
                                                                 -----------   ------------   ------------
OPERATING REVENUES:
 Local and domestic long distance usage ......................       884          618,917        614,502
 Basic rent ..................................................       452          316,152        362,673
 Public telephones ...........................................       155          108,655        119,680
                                                                     ----         -------        -------
   Local and domestic long distance ..........................     1,491        1,043,724      1,096,855
 International long distance .................................       142           99,107        151,027
 Net settlements .............................................        42           29,373         31,780
                                                                   ------       ---------      ---------
   International long distance ...............................       184          128,480        182,807
 Other wireline-related services .............................       199          139,749        162,450
                                                                   ------       ---------      ---------
   Total wireline services ...................................     1,874        1,311,953      1,442,112
 Wireless services ...........................................       667          466,993        460,714
 Other telecommunications-related Services ...................        66           46,186         43,856
                                                                   ------       ---------      ---------
 Total operation revenues ....................................     2,607        1,825,132      1,946,682
                                                                   ------       ---------      ---------
OPERATING EXPENSES:
 Operations, maintenance, repairs and Administration .........     1,340          938,074        977,142
 Depreciation and amortization ...............................       881          616,714        666,635
 Concession and other taxes ..................................       197          138,394        140,193
 Special charge ..............................................       158          110,390             --
 Nonrecurring charges ........................................         1              632          4,085
                                                                   ------       ---------      ---------
 Total operating expenses ....................................     2,577        1,804,204      1,788,055
                                                                   ------       ---------      ---------
 Operating income ............................................        30           20,928        158,627
                                                                   ------       ---------      ---------
OTHER (EXPENSE) INCOME, NET:
 Financing cost, net .........................................       (45)         (31,348)       (48,281)
 Other income (expense), net .................................          (5)        (3,827)         6,331
                                                                   --------     ---------      ---------
 Total other expense, net ....................................       (50)         (35,175)       (41,950)
                                                                   -------      ---------      ---------
 Income (loss) before income tax effect of account
   change, netof tax .........................................       (20)         (14,247)       116,677
INCOME TAX:                                                           51           35,428         15,487
 Income (loss) before cumulative effect of accounting
   change, net of tax ........................................       (71)         (49,675)       101,190
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX:                  (58)         (40,518)            --
 Net income (loss) ...........................................      (129)         (90,193)       101,190
                                                                   =======      =========      =========
 Earnings (loss) per share beforecumulative effect, net of
   tax .......................................................     (0.08)             (52)           101
 Cumulative effect of accountingchange, net of tax per
   share .....................................................     (0.06)             (43)            --
                                                                   -------      ---------      ---------
 Earnings (loss) per share ...................................     (0.14)             (95)           101
                                                                   -------      ---------      ---------
 Earnings (loss) per ADS (based on
   7 shares per ADS) .........................................     (0.95)            (663)           709
                                                                   =======      =========      =========
 Average shares outstanding (in millions) ....................       952              952            999
                                                                   =======      =========      =========

EXCHANGE RATES

     The following table sets forth information relating to the Bolivar:
US$ exchange rates for the periods indicated.


                                      HIGH(1)   LOW(1)   END OF PERIOD (2)
YEAR                                 --------- -------- ------------------
                                               (BOLIVAR PER US$)
     1995 .......................... 290.00    167.00        290.00
     1996 .......................... 499.50    290.00        472.50
     1997 .......................... 504.80    468.60        504.80
     1998 .......................... 589.25    503.63        565.00
     1999 .......................... 649.25    565.51        649.25
     2000 .......................... 700.50    649.75        700.50
     2001 (through August 29, 2001)  738.01    698.75        737.00

----------
(1) The highest and lowest of exchange rates as reported by the Federal Reserve in the relevant period.

(2) The exchange rate as reported by the Federal Reserve on the last day of each relevant period.


     From 1989 until June 1994, the Bolivar was permitted to trade freely with respect to the U.S. dollar. On June 27, 1994, the Venezuelan Government imposed controls on foreign exchange transactions and fixed the official exchange rate. The rate was originally fixed at Bs.170.00 per U.S. dollar, and was adjusted to Bs.290.00 per U.S. dollar in December 1995. These controls were removed on April 22, 1996. The Venezuelan Central Bank, in order to keep the exchange rate within certain limits, currently intervenes to maintain the exchange rate between 7.5% above and 7.5% below a reference rate set by the Venezuelan Central Bank.


AVAILABLE INFORMATION

     The ADSs are registered under the Exchange Act. Accordingly, CANTV is subject to the informational requirements of the Exchange Act applicable to foreign private issuers and, in accordance with such requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005, on which the ADSs are traded. CANTV's SEC filings are also available to the public through commercial document retrieval services and, in the case of documents filed electronically, at the web site maintained by the SEC at http://www.sec.gov.

     CANTV is also subject to Venezuelan reporting requirements and, in accordance therewith, files reports and other information with the CNV, in Spanish. Such reports and other information may be inspected and copies may be obtained at the offices of the CNV at Avenida Francisco Solano Lopez entre Calles San Geronimo y Los Jabillos, Edificio LepaDirectosn P.B., Sabana Grande, Caracas, Venezuela.

8. INFORMATION CONCERNING AES, CEDC AND THE PURCHASER

AES

     AES is a global power company committed to serving the world's needs for electricity and other services in a socially responsible way. AES participates primarily in two related lines of business: electricity generation and distribution. AES's electricity generation business is characterized by sales from its power plants to nonaffiliated wholesale customers (generally electric utilities, regional electric companies, electricity marketers and traders or wholesale commodity markets known as "power pools") for further resale to end users. AES's distribution business is characterized by sales of electricity directly to end users such as commercial, industrial, governmental and residential customers.

     In its generation business, AES now controls a diverse portfolio of electric power plants with a total capacity (as of December 31, 2000) of 42,133 megawatts (MW) distributed throughout North America, South America, Europe and Asia.

     AES has majority ownership in three distribution companies in Argentina and individual distribution companies in the United States, Brazil, El Salvador, Venezuela, Dominican Republic, and The Republic of Georgia. AES also has assumed management control of a heat and electricity distribution business in Kazakhstan. In addition, AES has less than majority ownership in three additional distribution companies in Brazil. These distribution companies serve a total of over 18 million customers with annual sales exceeding 126,000 gigawatt hours. AES also serves retail customers in those states of the United States that have introduced a competitive market for the sale of electricity.

     AES is using its distribution infrastructure and knowledge of various markets to develop the ability to provide wholesale and/or retail telecommunications services. AES continually considers business development opportunities, including significant acquisition opportunities throughout the world. AES has been actively involved in the acquisition and operation of electricity assets in countries that are restructuring and deregulating the electricity industry.

     AES is organized under the laws of the State of Delaware and has its principal executive offices at 1001 North 19th Street, Arlington, Virginia, 22209 (telephone no.: (703) 522-1315). Shares of AES trade on the New York Stock Exchange under the symbol "AES."

     AES is subject to the informational requirements of the Exchange Act and, in accordance with such requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005. AES's SEC filings are also available to the public through commercial document retrieval services and, in the case of documents filed electronically, at the web site maintained by the SEC at http://www.sec.gov.


CEDC

     CEDC is a Venezuelan company in which AES indirectly holds 87% of the outstanding ordinary shares. CEDC is the sister company of C.A. La Electricidad de Caracas ("EDC"), Venezuela's largest publicly traded power company. CEDC is a holding company of non-Venezuelan investments and for Venezuelan investments other than in regulated electricity activities. CEDC holds interests in companies dedicated to the production and distribution of electricity, telecommunications and distribution of natural gas.

     Other investments CEDC holds include interests in electric utilities located in El Salvador and Venezuela and a 60% interest in Phoenix Internacional, C.A., a company that provides services to the Venezuelan oil industry. CEDC also holds an interest in S.A. Venezolana Domestica de Gas, which is engaged in the distribution of natural gas for domestic use in southeastern Caracas.

     CEDC is organized under the laws of Venezuela and its principal executive offices are located at Edificio La Electricidad de Caracas, Av. Vollmer, Urbanizacion San Bernardino (telephone no.: 011-58-212-502-2111). Shares of CEDC trade on the Caracas Stock Exchange together with the shares of EDC under the symbol "EDC."

     CEDC is subject to Venezuelan reporting requirements and, in accordance therewith, files reports and other information with the CNV, in Spanish, relating to its business, financial condition and other matters. Such reports and other information may be inspected and copies may be obtained at the offices of the CNV at Avenida Francisco Solano Lopez entre Calles San Geronimo y Los Jabillos, Edificio Lepan P.B., Sabana Grande, Caracas, Venezuela.

     In connection with the establishment of its American Depositary Shares, which are not registered under the Exchange Act, CEDC has established exemptions from the reporting requirements of Section 12(g) of the Exchange Act. Pursuant to the exemption obtained by CEDC under Rule 12g3-2(b) of the Exchange Act which exempts the American Depositary Shares of CEDC from registration under Section 12 of the Exchange Act, CEDC has agreed to furnish the SEC materials that CEDC has made or is required to make public pursuant to Venezuelan law, has filed or is required to file with the Caracas Stock Exchange and which were made public by such exchange or has distributed or is required to distribute to its security holders. Such reports, statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC located at 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such materials should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.


THE PURCHASER


     The Purchaser is a recently formed company (compania anonima) incorporated under the laws of Venezuela, and organized to facilitate the U.S. Offer and the Venezuelan Offer. The Purchaser has not carried on any activities or business other than in connection with the U.S. Offer and the Venezuelan Offer. The Purchaser owns 1,000 Class D Shares and 1,000 ADSs, representing less than 0.1% of the outstanding capital stock of CANTV. These shares and ADSs were transferred to the Purchaser prior to the announcement of the intention to make the Offers by a CEDC subsidiary.


     The Purchaser is a wholly-owned subsidiary of TelCom 2, B.V., a Dutch corporation ("TelCom 2") Over two thirds of the equity interest in TelCom 2 is currently owned indirectly by AES; the remainder is owned indirectly by CEDC. Pursuant to an agreement dated August 29, 2001 among AES, CEDC and TelCom 2, entered into prior to the announcement of the intention to make the Offers, on or before December 1, 2001, AES must contribute, or cause an affiliate to contribute, to TelCom 2 as an equity contribution $500 million or such greater amount as AES shall determine. Contemporaneously with AES's contribution, CEDC must contribute, or cause Inversiones Inextel to contribute, to TelCom 2 as an equity contribution, the Class D Shares held by Inversiones Inextel and such additional amounts in cash as the parties shall determine. The Class D Shares contributed to TelCom 2 will be valued at a price per Class D Share equal to the purchase price per Class D Share in the Venezuelan Offer.


SELECTED HISTORICAL FINANCIAL INFORMATION


     Set forth below is certain selected consolidated financial information with respect to AES and its subsidiaries (including CEDC) excerpted or derived from the restated audited financial statements of AES contained in AES's Form 8-K filed with the SEC on June 5, 2001 pursuant to the Exchange Act. More comprehensive financial information and other information is included in such report and in other documents filed by AES with the SEC. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information and related notes contained therein. Such report, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth above.

                              THE AES CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


                          CONSOLIDATED BALANCE SHEET
                       AS AT DECEMBER 31, 2000 AND 1999



                                                                                2000          1999
                                                                            -----------   -----------
                                                                              (AMOUNTS IN MILLIONS,
                                                                              EXCEPT SHARES AND PAR
                                                                                      VALUE)
                                ASSETS
CURRENT ASSETS:
Cash and cash equivalents ...............................................    $    950      $    693
 Short-term investments .................................................       1,297           339
 Accounts receivable--net of reserves of $203--2000; $105--1999 .........       1,564           986
 Inventory ..............................................................         571           408
 Receivable from affiliates .............................................          27             2
 Deferred income taxes ..................................................         167           185
 Prepaid expenses and other current assets ..............................       1,208           337
                                                                             --------      --------
   Total Current Assets .................................................       5,784         2,950
                                                                             --------      --------
PROPERTY, PLANT AND EQUIPMENT:
 Land ...................................................................         657           256
 Electric generation and distribution assets ............................      18,627        15,530
 Accumulated depreciation and amortization ..............................      (2,651)       (2,078)
   Construction in progress .............................................       2,874         1,558
                                                                             --------      --------
   Property, plant and equipment--net ...................................      19,507        15,266
                                                                             --------      --------
OTHER ASSETS:
 Deferred financing costs--net ..........................................         381           243
 Project development costs ..............................................         114            53
 Investments in and advances to affiliates ..............................       3,122         1,575
 Debt service reserves and other deposits ...............................         517           328
 Excess of cost over net assets acquired--net ...........................       2,307         1,851
 Other assets ...........................................................       1,306           956
                                                                             --------      --------
   Total Other Assets ...................................................       7,747         5,006
                                                                             --------      --------
    Total Assets ........................................................    $ 33,038      $ 23,222
                                                                             ========      ========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .......................................................    $    833      $    479
 Accrued interest .......................................................         417           233
 Accrued and other liabilities ..........................................       1,318           763
 Recourse debt--current portion .........................................          --           335
 Non-recourse debt--current portion .....................................       2,471           991
                                                                             --------      --------
   Total current liabilities ............................................       5,039         2,801
                                                                             --------      --------
LONG-TERM LIABILITIES:
 Non-recourse debt ......................................................      12,863         9,521
 Recourse debt ..........................................................       3,458         2,167
 Deferred income taxes ..................................................       1,863         2,139
 Other long-term liabilities ............................................       1,603           754
                                                                             --------      --------
   Total long-term liabilities ..........................................      19,787        14,581
                                                                             --------      --------
MINORITY INTEREST .......................................................       1,442         1,207
COMMITMENTS AND CONTINGENCIES ...........................................          --            --
COMPANY-OBLIGATED CONVERTIBLE MANDATORILY REDEEMABLE PREFERRED
 SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED
 DEBENTURES OF AES ......................................................       1,228         1,318

                                                                               2000          1999
                                                                           -----------   -----------
                                                                             (AMOUNTS IN MILLIONS,
                                                                             EXCEPT SHARES AND PAR
                                                                                     VALUE)
STOCKHOLDERS' EQUITY:
Preferred stock, no par value--50 million shares authorized; none issued          --            --
 Common stock, $.01 par value--1,200 million shares and 1,000 million shares authorized for 2000 and 1999, respectively, 535 million issued and 522 million outstanding in 2000, 468 million issued and
   453 million in 1999 .................................................           5             4
 Additional paid-in capital ............................................       5,172         3,052
 Retained earnings .....................................................       2,551         1,811
 Accumulated other comprehensive loss ..................................      (1,679)         (995)
 Treasury Stock, at cost: 2000--13 million shares, 1999--15 million
   shares ..............................................................        (507)         (557)
                                                                              ------         -----
   Total stockholders' equity ..........................................       5,542         3,315
                                                                              ------         -----
    Total Liabilities and Stockholders Equity ..........................    $ 33,038       $23,222
                                                                            ========       =======

                     CONSOLIDATED STATEMENT OF OPERATIONS
                       AS AT DECEMBER 31, 2000 AND 1999



                                                                            2000          1999
                                                                        -----------   -----------
                                                                          (AMOUNTS IN MILLIONS,
                                                                        EXCEPT PER SHARE AMOUNTS)
REVENUES:                                                                $  7,582      $  4,124
Cost of Sales .......................................................      (5,615)       (2,858)
Selling, General and Administrative Expenses ........................         (85)          (71)
Severance and Transaction Costs .....................................         (84)           --
Interest Expense ....................................................      (1,356)         (705)
Interest and Other Income ...........................................         249            88
Gain on Contract Buyout/Termination and Sale of Assets ..............          31            91
Gain on Sale of Available for Sale Securities .......................         112            --
Impairment Loss .....................................................          --           (62)
Environmental Fine ..................................................         (17)           --
Equity in pre-tax Earnings of Affiliates ............................         475            21
                                                                         --------      --------
INCOME BEFORE INCOME TAXES, MINORITY INTEREST, AND EXTRAORDINARY
 ITEMS:                                                                     1,292           628
Income Taxes ........................................................         366           190
Minority Interest ...................................................         119            64
                                                                         --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS:                                            807           374
Extraordinary items--(loss) gain on early extinguishment of debt--net
 of applicable income tax ...........................................         (11)          (17)
NET INCOME ..........................................................    $    796      $    357
                                                                         ========      ========
BASIC EARNINGS PER SHARE:
 Before extraordinary items .........................................    $   1.67      $   0.88
 Extraordinary items ................................................       (0.02)        (0.04)
                                                                         --------      --------
BASIC EARNINGS PER SHARE ............................................    $   1.65      $   0.84
                                                                         ========      ========
DILUTED EARNINGS PER SHARE:
 Before extraordinary items .........................................    $   1.61      $   0.86
 Extraordinary items ................................................       (0.02)        (0.04)
                                                                         --------      --------
DILUTED EARNINGS PER SHARE ..........................................    $   1.59      $  (0.82)
                                                                         ========      ========

9. SOURCE AND AMOUNT OF FUNDS

     The Purchaser estimates that the total amount of funds required to purchase the CANTV shares and ADSs pursuant to the Offers and to pay the related costs and expenses will be approximately $1.422 billion. The Purchaser is pursuing various sources for the funds for the Offers, and to pay the related costs and expenses, including limited recourse financing, internal resources, corporate borrowings, sales of securities and other sources. In this regard, the Purchaser has held negotiations with affiliates of its financial advisors relating to a limited recourse credit facility. In addition, the agreement among AES, CEDC and TelCom 2 contemplates that AES will contribute $500 million in connection with the Offers. See Section 8. The Purchaser believes that the funds required to purchase tendered CANTV shares and ADSs pursuant to the Offers can be obtained on a timely basis. Neither the U.S. Offer nor the Venezuelan Offer is conditioned on the completion of any financing arrangements.

10. BACKGROUND TO THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

     In May 2001, CEDC, through its wholly owned subsidiary, Inversiones Inextel, delivered a written notice to VenWorld requesting the conversion of substantially all of Inversiones Inextel's interest in VenWorld into its pro rata interest in CANTV held by VenWorld.

     On May 28, 2001, the CNV issued an order to the effect that acquisitions of shares of CANTV pursuant to the conversion provisions of the Association Agreement are subject to Venezuelan tender offer regulations. Among other things, these regulations specify that acquisitions of 10% or more of the capital of a listed company in Venezuela (such as CANTV) must be made through a public tender offer and that a controlling shareholder of a listed company in Venezuela may only acquire additional shares of such company pursuant to a public tender for at least 75% of the capital of such company.

     On June 4, 2001, Verizon appealed this order of the CNV to the Venezuelan First Court on Administrative Matters (Corte Primera de la Contencioso Administrativo) and requested the issuance of a preliminary injunction to suspend all conversions pending under the Association Agreement. On June 6, 2001, this preliminary injunction request was rejected by the Venezuelan First Court on Administrative Matters.

     Also on June 4, 2001, Verizon commenced an arbitration against, among others, EDC and Telefonica under the Association Agreement alleging, among other things, breaches by EDC of its obligations under the Association Agreement, including breaches relating to Inversiones Inextel's conversion of substantially all of its interest in VenWorld. On June 5, 2001, Verizon petitioned the U.S. District Court for the Southern District of Florida for a temporary restraining order and preliminary injunction to enjoin EDC, Telefonica, AT&T and others from (a) exercising any rights of first refusal to buy Class A shares in CANTV received or to be received as a result of conversions of shares by other shareholders in VenWorld, (b) converting or closing on the conversion of their own shares of VenWorld into Class A shares in CANTV and (c) disposing of any CANTV shares they have received or may receive from VenWorld, pending resolution of the arbitration. On June 7, 2001, this petition was denied by the U.S District Court for the Southern District of Florida.

     In early June 2001, a holder of Class C shares filed an extraordinary constitutional action (an amparo) with the Venezuelan First Court on Administrative Matters requesting the nullity and suspension of the CNV order, alleging violation of constitutional rights. The Venezuelan First Court on Administrative Matters denied this amparo.

     On June 21, 2001, Inversiones Inextel received 63,999,524 Class A shares previously held by VenWorld in exchange for the shares in VenWorld converted by Inversiones Inextel. The Purchaser believes that, in accordance with the Bylaws of CANTV, on receipt, such Class A shares automatically converted into an equal number of Class D Shares. However, to date, CANTV has been unwilling to reflect such conversion in accordance with the provisions of the CANTV Bylaws on the CANTV shareholder records. In August 2001, Inversiones Inextel requested that VenWorld convert its remaining interest in VenWorld into 476 shares of CANTV.

     On August 29, 2001, the Purchaser announced its intention to make the U.S. Offer and the Venezuelan Offer. On September 25, 2001, the Purchaser commenced the Offers.

     Except as described in this U.S. Offer to Purchase:

    o none of the Purchaser, AES, or CEDC, nor, to the best of their knowledge, any of the persons listed in Schedule I to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, AES, or CEDC beneficially owns or has any right to acquire, directly or indirectly, any shares of common stock of CANTV or ADSs, and

    o none of the Purchaser, AES, or CEDC, nor, to the best of their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in any shares of common stock of CANTV or ADSs during the past 60 days.

     Except as set forth in this U.S. Offer to Purchase, since September 1, 1999:

    o there have been no transactions between the Purchaser, AES, or CEDC, nor, to the best of their knowledge, any of the persons listed in
      Schedule I hereto, on the one hand, and CANTV or any of its executive officers, directors, or affiliates, on the other hand, that would be required to be reported under the rules and regulations of the SEC applicable to a tender offer in the U.S., and

    o there have been no negotiations, transactions or material contacts between the Purchaser, CEDC, AES or any of their respective subsidiaries or, to the best knowledge of the Purchaser, AES and CEDC, any of the persons listed in Schedule I to the U.S. Offer to Purchase, on the one hand, and CANTV or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of CANTV.


11. PURPOSE OF THE OFFERS; PLANS FOR CANTV.

     The purpose of the Offers is to enable the Purchaser and its affiliates to acquire control of, and a majority of the equity interest in, CANTV. The ADSs and CANTV shares the Purchaser seeks to acquire pursuant to the Offers would, together with the Class D Shares and ADSs currently owned by it and its affiliates, represent a majority of the outstanding shares of capital stock of CANTV.

     The Purchaser intends, as soon as practicable after consummation of the Offers, to seek majority representation on CANTV's board of directors. According to Venezuelan law and CANTV's Bylaws, the Purchaser believes that if the Purchaser and its affiliates beneficially own a majority of the shares of capital stock of CANTV, the Purchaser and its affiliates would have the power to cause the existing board of directors of CANTV to call a special meeting of shareholders at which the Purchaser would intend to elect designees of the Purchaser as a majority of the CANTV board of directors.

     The Purchaser intends that its designees to the board of directors of CANTV would be employees of AES or its subsidiaries (including CEDC). However, depending on the number of directors the Purchaser has the right to elect, the Purchaser believes that other members could include current members of the board of directors of CANTV and other individuals not affiliated with AES. Under Venezuelan law, a shareholder or group of minority shareholders holding 20% or more of the outstanding shares of capital stock of CANTV is entitled to elect a number of members of the board of directors of CANTV that is proportional to the share holdings of such shareholder or group of shareholders (excluding for purposes of such calculation the directors appointed by Class B and Class C shareholders). See Section 7.

     Pursuant to Venezuelan law and CANTV's Bylaws, subject to the matters reserved to CANTV's shareholders described below, CANTV's board of directors is empowered to manage the business and affairs of CANTV. Among others things, CANTV's board of directors has the power to call shareholders' meetings, propose dividend policies and authorize actions regarding the assets of CANTV, all subject to the limitations set forth in CANTV's Bylaws.

     Under Venezuelan law, if the Purchaser and its affiliates beneficially own more than a majority of CANTV's outstanding shares, including Class D Shares represented by ADSs, the Purchaser and its affiliates would be able to make certain fundamental changes regarding CANTV without the vote of other shareholders. More specifically, CANTV's Bylaws provide that if the Purchaser and its affiliates beneficially own a majority of CANTV's outstanding shares, the Purchaser and its affiliates would in general be able to adopt decisions relating to most corporate matters except the following, for which the favorable vote of the holders of a majority of Class B shares is required: (i) the dissolution of CANTV, (ii) a merger with another company, (iii) any other extraordinary transaction involving CANTV, (iv) a decrease in the capital of CANTV, (v) the authorization of the transfer of all or substantially all of CANTV's assets and (vi) the amendment of certain provisions of the Bylaws.

     In connection with the Offers, the Purchaser has reviewed, and will continue to review, on the basis of available information relating to CANTV, various possible business strategies that the Purchaser might consider in the event that the Purchaser and its affiliates acquire control of CANTV pursuant to the Offers or otherwise. If the Purchaser and its affiliates acquire control of CANTV pursuant to the Offers or otherwise, the Purchaser intends to manage CANTV in a manner consistent with AES's corporate values of social responsibility, fun, fairness and integrity and in a manner consistent with other AES owned and operated businesses and facilities. Among other things, the Purchaser intends to seek to increase the value of CANTV to its shareholders and enhance the quality of service in order to benefit shareholders, customers and the communities CANTV serves.

     If and to the extent that the Purchaser and its affiliates acquire control of CANTV pursuant to the Offers or otherwise, the Purchaser intends to conduct a detailed review of CANTV and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to applicable law, to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Among other things, the Purchaser currently believes changes could be made to the existing capital structure of CANTV, including refinancings and the incurrence of additional debt, which could permit the payment of additional dividends to shareholders and optimize CANTV's capital structure. Subject to the matters set forth in this Section 11, the Purchaser currently intends to effect such matters.

     Following the successful completion of the Offers, the Purchaser intends to cause CANTV to distribute to all shareholders of CANTV cash currently held by CANTV determined to be in excess of CANTV's current or anticipated needs. Based upon its review to date of publicly available information with respect to CANTV, the Purchaser believes CANTV is in a position to distribute additional dividends to holders of its capital stock. The Purchaser believes any such dividends would benefit all shareholders of CANTV without adversely affecting CANTV's operations or investment requirements.

     The actual amounts to be distributed to shareholders of CANTV will be determined by, among other things, applicable legal requirements, the results of the Purchaser's review of CANTV, the financial condition of CANTV, the availability of sufficient retained earnings and funds to effect such distributions and requirements under loan and other agreements to which CANTV is a party which restrict CANTV's ability to pay dividends. Based upon its review to date of the loan and other agreements to which CANTV is a party which are publicly available, the Purchaser believes CANTV is in a position to distribute additional dividends without any third party consents. To the extent the Purchaser determines that third party consents under such agreements are required, the Purchaser intends to seek any such consents. However, the Purchaser believes that certain of CANTV's debt instruments would, in the future, beyond certain amounts restrict the payment of dividends by CANTV. The Purchaser intends to cause CANTV to seek to obtain consents from the lenders and/or refinance such indebtedness which would prevent the payment of such dividends. At this time, the Purchaser is unable to determine the actual amounts that may be in excess of CANTV's current or future needs and that could be distributed or the timing thereof and would not expect to be in a position to make any determination with respect thereto until the completion of the Purchaser's review described above.

     Following consummation of the Offers, the Purchaser intends to seek to sell CANTV's wireless business, currently held by its wholly-owned subsidiary Telecomunicaciones Movilnet, C.A. ("Movilnet").

The Purchaser is considering a variety of mechanisms for effecting such a sale, including a negotiated transaction with a third party and/or a public offering of Movilnet shares through a capital markets transaction. In this regard, representatives of the Purchaser have held negotiations with a third party regarding a possible sale of Movilnet. The Purchaser believes that Movilnet would be a very attractive asset for international telecommunications operators and that the sale of Movilnet would create proceeds which could be distributed to all holders of CANTV's capital stock while increasing competition in the Venezuela telecommunications market. A sale of Movilnet would reduce the consolidated assets of CANTV in an amount equal to the value of Movilnet's assets sold. However, such a sale would also increase the consolidated assets of CANTV in an amount equal to the cash or the market value of any other asset which CANTV receives as proceeds of such a sale. As a result of a sale of Movilnet, CANTV would cease to render mobile phone services through Movilnet. The Purchaser contemplates that the proceeds derived from a sale of Movilnet would result in funds that could be distributed to all holders of CANTV shares in proportion to their share ownership in CANTV.

     There can be no assurance that a sale of Movilnet could be effected, the price thereof or the amount, if any, that could be distributed to shareholders as a result of any such sale. Any sale of Movilnet would need to be approved by CONATEL. In addition, following the merger described below, the Purchaser intends to transfer some of the assets of CANTV to a wholly owned subsidiary of CANTV.

     The Purchaser intends as promptly as practicable following consummation of the Offers, and prior to the payment of any dividends, to consummate a merger between the Purchaser and CANTV in which the Purchaser would be the surviving corporation. Prior to the consummation of this merger, the Purchaser would transfer to TelCom 2, the Purchaser's parent corporation, all the CANTV shares and ADSs owned by the Purchaser (including the CANTV shares and ADSs purchased pursuant to the Offers). Upon the merger, all shareholders of CANTV other than TelCom 2 would receive shares of the Purchaser in exchange for their shares in CANTV, which would change its name to CANTV and would continue all of the business and operations of CANTV. As a result of the merger, the Purchaser (also referred to as the surviving corporation) would have as shareholders all those who were shareholders of CANTV prior to the merger (including TelCom 2), who would hold the same interest in the surviving corporation and the same rights granted by the class of shares they held in CANTV immediately prior to the merger.

     Under CANTV's Bylaws and Venezuelan law, the merger would require the approval of the holders of a majority of CANTV's outstanding capital stock present at a meeting at which there was a properly constituted quorum, and the holders of a majority of CANTV's Class B Shares. In the event the Purchaser purchases ADSs and CANTV shares pursuant to the Offers, the Purchaser and its affiliates would be able to approve the merger without the vote of any other holders of CANTV's capital stock, other than the Venezuelan government, the holder of the Class B shares. The Purchaser is requesting that the Venezuelan government approve the merger, and the U.S. Offer is conditioned upon, among other things, the Purchaser being reasonably satisfied that the Venezuelan government has agreed to vote in favor of the merger. See Section 15. The Purchaser believes that the merger is also subject to the approval of CONATEL.

     Under Venezuelan law, the merger could not be consummated until the expiration of a three month period following CANTV shareholder approval and publication of notice of the merger, unless the merger was approved by all creditors of CANTV. If after the expiration of such three month period, no CANTV creditor has opposed the merger or if any CANTV creditor who has opposed the merger has withdrawn such objection, the merger could be consummated. If any creditor opposes the merger during such three month period, the merger could not be consummated until such opposition was withdrawn or until a Venezuelan court ruled that the merger could proceed.

     As a result of the merger, the surviving corporation will have the same general capital structure, financial condition and operations and will have the same tangible or intangible assets, rights and obligations that CANTV had before the merger. Following the merger, shareholders of CANTV will continue as shareholders of the surviving corporation, holding the same class of shares held in CANTV prior to the merger, and the Bylaws and capital structure of the surviving corporation will be amended to be consistent with the Bylaws and capital structure of CANTV, including with regard to the rights of the holders of Class B and Class C shares. The shares of the surviving corporation will be registered in accordance with applicable law and, subject to the matters set forth in Section 12 and applicable listing requirements, the Class D shares of the surviving corporation will be listed on the Caracas Stock Exchange and the American Depositary Shares representing the surviving corporation's Class D shares will trade on the New York Stock Exchange. Based upon its review of public information to date, the Purchaser is not aware of any third party consents under CANTV's contracts, other than under a loan agreement, that would be required to effect the merger. The Purchaser currently intends to either obtain the consent of the lender under this loan agreement or refinance this loan. In addition, to the extent any additional consents were required, the Purchaser currently intends to seek to obtain such consents.

     Under Venezuelan law, shareholders of CANTV do not have statutory appraisal or similar rights in connection with the merger.

     Pursuant to Venezuelan law, the proposed merger would have to be notified to the CNV thirty days prior to the shareholders meeting that will consider the merger, so that the CNV may exercise its oversight and control powers on the capital markets and the entities subject to its control to protect investors, including minority shareholders.

     Certain Anticipated U.S. Federal Income Tax Considerations Related to the Proposed Merger and Subsequent Cash Distributions by the Purchaser. The following is a general summary of certain anticipated U.S. federal income tax considerations applicable to U.S. Holders of ADSs related to the proposed merger of CANTV with and into the Purchaser (the "Merger") and subsequent cash distributions by the Purchaser as described above. The summary is for general information only, does not discuss all aspects of U.S. federal income taxation that might be relevant to U.S. Holders of ADSs or their affiliates, and is subject to the actual facts and circumstances related to the proposed Merger and subsequent cash distributions, which facts and circumstances are currently subject to significant uncertainty. The summary is based on current law which is subject to change, possibly with retroactive effect. The summary is not intended to address the anticipated U.S. federal income tax consequences of the proposed Merger and subsequent cash distributions to U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws (as described above in Section 5) and applies only to U.S. Holders who hold ADSs as capital assets and have the U.S. dollar as their functional currency.

     No ruling has been or will be requested from the U.S. Internal Revenue Service (the "Service") with respect to the U.S. federal income tax treatment of the Merger or any subsequent cash distributions. Accordingly, no assurance can be given that the Service will not assert, or a court in the U.S. will not sustain, positions or conclusions contrary to those discussed below.

     U.S. HOLDERS OF ADSS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE ACTUAL U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THE PROPOSED MERGER AND SUBSEQUENT CASH DISTRIBUTIONS.

     Anticipated U.S. Federal Income Treatment of the Merger. The Merger is intended to be a taxable transaction for U.S. federal income tax purposes. Consequently, a U.S. Holder of ADSs who receives the surviving corporation's American Depositary Shares in exchange for ADSs pursuant to the Merger should recognize gain or loss equal to the difference between the fair market value of the surviving corporation's American Depositary Shares received and the adjusted tax basis in the ADSs surrendered. Generally, such gain or loss should be long-term capital gain or loss if such holder's ADSs (or Class D Shares underlying the ADSs) were held by the holder for more than one year. For U.S. Holders that own, directly or indirectly, shares representing 10% or more of CANTV's total combined voting power, it is possible that all or a portion of any gain recognized by such U.S. Holder will be taxable as a dividend, subject to ordinary income tax rates.

     U.S. Shareholders in a Controlled Foreign Corporation. After completion of the Offers, CANTV should be a "controlled foreign corporation" ("CFC") for U.S. federal income tax purposes as a result of the purchase of CANTV shares and ADSs pursuant to the Offers. It is possible that, as a result of the Merger, CANTV will recognize a significant amount of "subpart F income" under the CFC rules. A pro rata share of such subpart F income should be treated as a dividend received by U.S. Holders that own directly or indirectly shares representing 10% or more of CANTV's total combined voting power. In general, the tax basis of such U.S. Holder's stock in CANTV should increase by the amount of any subpart F income included in taxable income and should decrease by amounts actually distributed that constitute previously taxed earnings. Such basis increase may impact the amount of any gain or loss recognized by such U.S. Holder as a result of the exchange of ADSs for the surviving corporation's American Depositary Shares in the Merger.

     Post Merger Dividend Distributions. As discussed above, following the Merger, the Purchaser intends to make cash distributions to its shareholders. The Purchaser believes that, as a result of the Merger, the cash distributions to a U.S. Holder should, for the most part, be treated as tax-free returns of capital to the extent of the U.S. Holder's tax basis in the surviving corporation's American Depositary Shares. Any such cash distributions in excess of the U.S. Holder's tax basis in the surviving corporation's American Depositary Shares should result in the U.S. Holder recognizing capital gain.

     THE ABOVE IS A GENERAL SUMMARY AND IS NOT INTENDED TO ADDRESS ALL OF THE TAX CONSEQUENCES OF THE MERGER AND SUBSEQUENT CASH DISTRIBUTIONS THAT MAY BE RELEVANT TO A HOLDER OF ADSS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER AND SUBSEQUENT CASH DISTRIBUTIONS.

     The Purchaser, AES and CEDC currently do not have any plans or proposals following completion of the Offers to acquire additional shares of capital stock of CANTV, but reserve the right to do so in the future. Although the Purchaser, AES and CEDC have no such plans, following the consummation of the Offers, AES, CEDC or the Purchaser may decide, directly or indirectly through affiliates, and subject to applicable law (including Venezuelan tender offer regulations), to purchase additional Class D Shares or ADSs through open market purchases, privately negotiated transactions, additional tender offers or otherwise. There can be no assurance that AES, CEDC, the Purchaser or any of its affiliates will effect any such purchases or as to the prices thereof which could be higher or lower than or equal to the price to be paid pursuant to the Offers.

     Except as otherwise disclosed in this U.S. Offer to Purchase, the Purchaser does not have any present plans or proposals that relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving CANTV or any of its subsidiaries, a sale or transfer of a material amount of assets of CANTV or any of its subsidiaries or any material changes in CANTV's capitalization or dividend policy or any other material changes in CANTV's corporate structure or business.

12. EFFECT OF THE OFFERS ON THE MARKET FOR THE ADSS AND CLASS D SHARES

     According to Venezuelan securities law, the CNV has the authority to adopt measures necessary to safeguard the interest of investors in securities subject to the Venezuelan Capital Markets Law, or suspend or cancel, for duly justified cause, the authorization to make public offerings of securities.

     The CNV, as well as the Caracas Stock Exchange, has the authority to order the temporary suspension of public trading of a share when it deems that circumstances exist that are contrary to an "orderly market" or when "serious circumstances exist." In addition, the Caracas Stock Exchange has the power to suspend dealings with any listed security if the current price of the security varies by more than 20% from the daily opening price of such security in order to determine the reasons for such price variance and to make inquiries with the issuer of the security involved. If after trading is resumed, the price varies from the reopening price (or successive reopening prices) by 20% or more, then trading may be suspended again as necessary.

     The purchase of ADSs pursuant to the U.S. Offer will reduce substantially the number of ADSs that might otherwise trade publicly and may reduce the number of holders of ADSs. In view of the number of ADSs and Class D Shares that would remain outstanding after completion of the U.S. Offer and the Venezuelan Offer and of the number of Class D Shares that would be available for deposit following the completion of the Venezuelan Offer, the Purchaser believes that there will continue to be a market for the ADSs. The Purchaser has no present intention to cause the ADSs to cease to be traded publicly. However, the reduction in the number of publicly traded ADSs will likely adversely affect the liquidity, marketability and market value of the ADSs.

     The ADSs are currently listed on the New York Stock Exchange. The Purchaser intends to cause CANTV to seek to maintain (subject to applicable listing requirements) the listing of ADSs on the New York Stock Exchange following the purchase of ADSs pursuant to the U.S. Offer, and the listing of the ADSs of the surviving corporation in the merger of CANTV and the Purchaser on the New York Stock Exchange to the same extent as the ADSs of CANTV. However, it is possible that, due to decreases in the number of ADS holders, trading volume and the potential reduction of the market value of the ADSs following the exchange of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the New York Stock Exchange. In the event that the ADSs fail to meet its continued listing requirements, the New York Stock Exchange may choose, at its discretion, to delist the ADSs.

     The ADSs are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the New York Stock Exchange listing for the ADSs is terminated following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer constitute margin securities for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

     The ADSs are currently registered under the Exchange Act. Although the Purchaser has no current plans to deregister the ADSs, such registration may be terminated upon application of CANTV to the SEC if the ADSs are not listed on a national securities exchange and there are fewer than 300 record holders of the ADSs resident in the United States. Termination of the registration of the ADSs under the Exchange Act would substantially reduce the information required to be furnished by CANTV to holders of ADSs and to the SEC and would make certain of the provisions of the Exchange Act, such as the requirements of Rules 13e-3 and 13e-4 under the Exchange Act with respect to "going private" transactions, no longer applicable to the ADSs. Furthermore, "affiliates" of CANTV and persons holding restricted securities of CANTV may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     The purchase of Class D Shares pursuant to the Venezuelan Offer will reduce substantially the number of Class D Shares that might otherwise trade publicly and may also reduce the number of holders of Class D Shares. In view of the number of Class D Shares that would remain outstanding after completion of the U.S. Offer and the Venezuelan Offer, the Purchaser believes that there will continue to be a market for the Class D Shares. However, the reduction in publicly traded Class D Shares will likely adversely affect the liquidity, marketability and market value of the Class D Shares.

     The Class D Shares are currently traded on the Caracas Stock Exchange. The Purchaser recognizes that the existence of a trading market for the Class D Shares in Venezuela is important to the holders of Class D Shares and intends to maintain (subject to applicable listing requirements) the listing of the Class D Shares on the Caracas Stock Exchange after consummation of the Offers, and the listing of the class D shares of the surviving corporation of the merger of CANTV and the Purchaser on the Caracas Stock Exchange to the same extent as the Class D Shares of CANTV.


13. EXTENSION OF TENDER PERIOD; TERMINATION, AMENDMENT

     The Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 15 shall have been satisfied, to extend for any reason the period of time during which the U.S. Offer and/or the Venezuelan Offer remains open, subject, in the case of any extensions of the Venezuelan Offer after its initial expiration date, to the approval of the CNV, and to amend the U.S. Offer in any respect by giving oral or written notice of such extension or amendment to the U.S. Receiving Agent followed as promptly as practicable by public announcement thereof. There can be no assurance that the Purchaser will exercise its right to extend or amend the U.S. Offer or the Venezuelan Offer.

     Under the Venezuelan tender offer rules, the Purchaser may, with the prior approval of the CNV, not more than once, within five days from commencement, reduce the aggregate number of CANTV shares and ADSs sought in the Offers, provided that (x) the reduction may not exceed 25% of the aggregate number of CANTV shares (including CANTV shares represented by ADSs) initially sought, and (y) as of the date of the reduction, the number of CANTV shares (including Class D Shares represented by ADSs) tendered does not exceed the original number of CANTV shares (including Class D Shares represented by ADSs) sought in the Offers less the proposed reduction.

     If the Purchaser increases or decreases by more than 2% the amount of ADSs being sought in the U.S. Offer, or increases or decreases the consideration to be paid for ADSs pursuant to the U.S. Offer, or the dealer's soliciting fee, and the U.S. Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the U.S. Offer will be extended until the expiration of such period of 10 business days. If the Purchaser makes a material change in the terms of the U.S. Offer (other than a change in price or percentage of securities sought or the dealer's soliciting fee) or in the information concerning the U.S. Offer, or waives a material condition of the U.S. Offer, the Purchaser will, if necessary, extend the U.S. Offer for a period sufficient to allow ADS holders to consider the amended terms of the U.S. Offer.

     The Purchaser reserves the right, exercisable at any time and in its sole discretion, in the event any of the conditions set forth in Section 15 shall not have been satisfied and so long as the ADSs have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for ADSs or to terminate the U.S. Offer and not accept for payment or pay for ADSs.

     If the Purchaser extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for ADSs or is unable to accept for payment or pay for ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to the Purchaser's rights under the U.S. Offer, the U.S. Receiving Agent may, on behalf of the Purchaser, retain all ADSs tendered, and such ADSs may not be withdrawn except as otherwise provided in Section 4. The reservation by the Purchaser of the right to delay acceptance for payment of or payment for ADSs is subject to applicable law, which requires that the Purchaser pay the consideration offered or return the ADSs deposited by or on behalf of ADS holders promptly after the termination or withdrawal of the U.S. Offer.

     The Purchaser will inform the U.S. Receiving Agent and Information Agent respectively of any extension, termination or amendment of the U.S. Offer, and any such extension, termination or amendment will also be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, the Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     In the event of an extension of the U.S. Offer, the Purchaser will seek to extend the Venezuelan Offer. Any such extension of the Venezuelan Offer is subject, however, to the prior approval of the CNV. It is possible, therefore, that the Venezuelan Offer may terminate before the U.S. Offer and that CANTV shares tendered under the Venezuelan Offer may be purchased by the Purchaser prior to the purchase of ADSs in the U.S. Offer.


14. CHANGES IN CANTV CAPITAL STRUCTURE; DIVIDENDS AND DISTRIBUTIONS

     If, on or after August 29, 2001, CANTV should (i) split, combine or otherwise change any class of shares of its capital stock (including Class D Shares or the ADSs) or its capitalization, (ii) issue or sell any additional securities of CANTV or otherwise cause an increase in the number of outstanding securities of CANTV or (iii) acquire currently outstanding shares of its capital stock (including Class D Shares or ADSs) or otherwise cause a reduction in the number of outstanding shares of its capital stock (including Class D Shares or ADSs), then, without prejudice to the Purchaser's rights under Sections 1 and 15, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the U.S. Offer, including, without limitation, the amount of ADSs to be purchased.

     If, on or after August 29, 2001, CANTV should declare or pay any dividend on the CANTV shares or make any Distribution with respect to CANTV shares, that is payable or distributable to holders of record of CANTV shares (including holders of record of Class D Shares represented by ADSs) on a date prior to the transfer of the ADSs or CANTV shares on the stock transfer records to the name of the Purchaser or its nominee or transferee of the CANTV shares and ADSs purchased pursuant to the Offers, then, without prejudice to the Purchaser's rights under Sections 1 and 15, (a) the purchase price per ADS may, in the sole discretion of the Purchaser, be reduced by the per ADS amount of any such cash dividend or cash distribution and (b) the whole of any Distributions to be received by the tendering ADS holders will (i) be received and held by the tendering ADS holders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering ADS holder to the U.S. Receiving Agent for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such Distributions or proceeds thereof and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by the Purchaser in its sole discretion.


15. CONDITIONS OF THE U.S. OFFER

     Notwithstanding any other provisions of the U.S. Offer, the Purchaser shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered securities promptly after termination or withdrawal of the U.S. Offer), the Purchaser shall not be required to pay for, any ADSs, may postpone the acceptance for payment of, or payment for, tendered ADSs, and may, in its sole judgment, extend, terminate or amend the U.S. Offer as to any ADSs not then accepted for payment if in the sole judgment of the Purchaser any of the following conditions have not been satisfied or waived by the Purchaser on or before the Expiration Date and prior to the acceptance for payment of the ADSs.

MINIMUM TENDER CONDITION

     The Minimum Tender Condition shall have been satisfied.


SATISFACTION OF CONDITIONS TO THE VENEZUELAN OFFER CONDITION

     The conditions to the Venezuelan Offer shall have been satisfied or waived by the Purchaser, and no event upon which the Purchaser may withdraw the Venezuelan Offer in accordance with the terms the Venezuelan Offer shall have occurred.

APPROVAL OF MERGER CONDITION

     The Purchaser shall be reasonably satisfied that the holder of the Class B shares has agreed to vote in favor of the merger of CANTV with and into the Purchaser described in Section 11.

REGULATORY APPROVAL CONDITION

     All regulatory approvals, actions, waivers or consents required to consummate the Offers, including the authorization and approval by CONATEL of the purchase of CANTV shares and ADSs pursuant to the Offers, shall have been obtained and remain in full force and effect, without the imposition of any condition or restriction that would be adverse to AES, CEDC, the Purchaser, CANTV or any of their respective affiliates.

GOVERNMENTAL ACTION AND LITIGATION CONDITION

     There shall not have been threatened, instituted or pending any action, proceeding, application or claim before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, or by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign, whether brought by CANTV, an affiliate of CANTV or any other person, which:

    o challenges or seeks to challenge the acquisition by the Purchaser or any of its affiliates of the ADSs or CANTV shares;

    o restrains, delays or prohibits or seeks to restrain, delay or prohibit the Purchaser or any of its affiliates from making the U.S. Offer or the Venezuelan Offer;

    o prohibits the performance by AES, CEDC, the Purchaser, CANTV or any of their respective affiliates, or anyone else, of any contracts or arrangements entered into or proposed to be entered into by AES, CEDC, the Purchaser, CANTV or any of their respective affiliates in connection with the U.S. Offer or the Venezuelan Offer;

    o obtains or seeks to obtain any material damages or otherwise adversely affects the transactions contemplated by the U.S. Offer or the Venezuelan Offer;

    o prohibits or limits or seeks to prohibit or limit AES's, CEDC's, the Purchaser's, or any of their affiliates', ownership or operation of all or any portion of their or CANTV's businesses or assets, compels or seeks to compel AES, CEDC, the Purchaser or any of their affiliates to dispose of or hold separate all or any portion of their own businesses or assets or CANTV's businesses or assets, or imposes or seeks to impose any limitation on the ability of AES, CEDC, the Purchaser or any of their affiliates to conduct their own business or own their assets as a result of the transactions contemplated by the U.S. Offer or the Venezuelan Offer;

    o makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the ADSs or CANTV shares pursuant to the U.S. Offer or the Venezuelan Offer, illegal or delays or restricts the Purchaser or its ability to accept for payment, purchase of or payment for, some or all of the ADSs or CANTV shares pursuant to the U.S. Offer or the Venezuelan Offer;

    o imposes or seeks to impose limitations on the Purchaser's ability or the ability of any affiliate of the Purchaser effectively to acquire or hold or to exercise full rights of ownership of the ADSs or the CANTV shares, including, without limitation, the right to vote the CANTV shares (including Class D Shares represented by ADSs) purchased by the Purchaser on an equal basis with all other CANTV shares (including Class D Shares represented by ADSs) on all matters properly presented to the shareholders of CANTV;

    o adversely affects CANTV or its subsidiaries or affiliates or the Purchaser or the Purchaser's affiliates or subsidiaries or might result in a diminution in the value of the ADSs or CANTV shares or of the benefits expected to be derived by AES, CEDC, the Purchaser or any of their affiliates as a result of the transactions contemplated by the U.S. Offer or the Venezuelan Offer; or

    o imposes or seeks to impose any material condition which makes the U.S. Offer or the Venezuelan Offer, more onerous, burdensome or disadvantageous to the Purchaser or any of its affiliates.


VENEZUELAN ANTITRUST AUTHORITY CONDITION

     The Venezuelan Antitrust Authority shall not have objected to the purchase of CANTV shares and ADSs by the Purchaser or any of its affiliates pursuant to the Offers or imposed conditions or restrictions for the consummation of the Offers.


CHANGE OF LAW CONDITION

     There shall not have been any action taken, or any statute, rule, regulation, order, decree or injunction sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offers, or any other action taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency, commission, authority, tribunal or court, domestic, foreign or supranational, that might result in any of the consequences referred to in the Governmental Action and Litigation Condition.


CANTV ADVERSE CHANGE CONDITION

     No change, or any condition, event or development involving a prospective change, shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial or other condition, operations, licenses, franchises, permits, permit applications, tariffs or tariff structure, results of operations or prospects of CANTV or any of its subsidiaries which is or may be materially adverse to CANTV or any of its subsidiaries, and the Purchaser shall not have become aware of any fact which has or may have adverse significance with respect to either the value of CANTV or any of its subsidiaries or the value to AES, CEDC, the Purchaser or any of their affiliates of the CANTV shares or the ADSs.

     The Purchaser shall not have become aware:

    o that any material contractual right of CANTV or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of CANTV or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the U.S. Offer or the Venezuelan Offer;

    o of any covenant, term or condition in any of CANTV's or any of its subsidiaries' instruments or agreements that is or may be materially adverse to the value of the CANTV shares or ADSs in the hands of AES, CEDC, the Purchaser or any of their affiliates, or may adversely affect the consummation of the transactions contemplated by the Offers, or

    o of any material fact not previously disclosed publicly by CANTV that might adversely affect CANTV or any of its respective subsidiaries or AES, CEDC, the Purchaser or any of their affiliates or that might result in a diminution in the value of the ADSs or CANTV shares or of the benefits expected to be derived by AES, CEDC, the Purchaser or any of their affiliates as a result of the transactions contemplated by the U.S. Offer or the Venezuelan Offer.

ADVERSE MARKET AND NATIONAL AND INTERNATIONAL CHANGES CONDITION

     There shall not have occurred:

    o any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange, Venezuelan securities exchange or the United States Over-the-Counter market;

    o a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or Venezuela, whether mandatory or not mandatory;

    o any limitation, whether or not mandatory, by any United States or Venezuelan governmental authority or agency on, or other event which might affect the extension of credit by banks or other lending institutions;

    o commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving Venezuela or the United States;

    o a change or development involving a prospective change in the valuation of the Bolivar relative to the U.S. dollar, or the imposition of exchange controls, currency exchange rates or any suspension of, or limitation on, the markets for currency;

    o any change in taxation, including any stock transfer duty or withholding affecting the ADSs or CANTV shares or stock exchange registration rights or any other fees or duties payable as a result of the purchase of CANTV shares or ADSs pursuant to the Offers;

    o any change or development in foreign investment regulation in Venezuela, the effect of which change or development is to make it impracticable to proceed with the U.S. Offer or the Venezuelan Offer on the terms and in the manner contemplated, or make the Venezuelan Offer or the U.S. Offer more onerous, burdensome or disadvantageous (including limitations on the repatriation of capital, dividends or other distributions);

    o any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or Venezuela or in the market prices of the ADSs or the Class D Shares; any adverse change in the general political, market, economic, regulatory or financial conditions in Venezuela that could have a material adverse effect on CANTV's businesses, operations, prospects, trading in the ADSs or Class D Shares or the value of the ADSs or CANTV shares; or

    o a material acceleration or worsening of any of the economic, political or other national or international conditions existing in the United States or Venezuela at the time of the commencement of the U.S. Offer or the Venezuelan Offer.


CHANGES IN CANTV CAPITAL STOCK CONDITION

     CANTV or any subsidiary of CANTV shall not have, at any time after the announcement of the U.S. Offer or the Venezuelan Offer:

    o issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of:

       o any shares of its capital stock;

       o the capital stock of any of its subsidiaries;

       o securities convertible into any such capital stock;

       o any rights, warrants or options to acquire any such securities or any other securities of CANTV or its subsidiaries; or

       o any other securities in respect of, in lieu of, or in substitution for, CANTV shares outstanding on August 29, 2001;

    o declared, paid, announced or proposed to declare or pay any dividend or distribution on any CANTV shares, or on any other security, except for dividends or distributions declared before August 29, 2001;

    o issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of any CANTV shares, whether payable in cash, securities or other property;

    o altered or proposed to alter any material term of any outstanding security or issued, sold, or authorized the issuance of any new security or any right to acquire any such security;

    o incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice or any debt containing covenants which are unusual for CANTV or more onerous, burdensome or disadvantageous than those customarily agreed to by CANTV;

    o purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of any outstanding ADSs, CANTV shares or other securities;

    o split, combined or otherwise changed, or authorized or proposed the split, combination or other change of any shares of CANTV or its capitalization;

    o authorized, recommended or proposed, entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, joint venture, strategic alliance or similar arrangement, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract or comparable rights of CANTV or any of its subsidiaries or affiliates or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced;

    o taken, announced or proposed any action to fund (or transfer into escrow any amounts in cash, securities or other assets required to fund), enter into, amend, terminate, or increase benefits under, any employment, severance, employee benefit or similar agreement, arrangement or plan (other than in the ordinary course of business and consistent with past practice) so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offers or either of them or any other change of control of CANTV;

    o amended or proposed or authorized any amendment to CANTV's Bylaws or similar organizational documents;

    o agreed in writing or otherwise, or called, proposed or held a shareholders meeting, to take any of the foregoing actions or the Purchaser shall have learned about any such action which has not previously been publicly disclosed by CANTV; or

    o authorized, recommended, proposed or entered into any other transaction that in the sole judgment of the Purchaser could individually or in the aggregate adversely affect the value of the ADSs or CANTV shares to the Purchaser, AES, CEDC or any of their affiliates.


ALTERNATIVE PROPOSAL CONDITION

     There shall not have been publicly proposed to be made nor shall the Purchaser have learned that any other person or entity (including CANTV or any of its subsidiaries or affiliates) or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has made or intends to make a tender offer or exchange offer for CANTV shares or ADSs.


MAJORITY OF MEMBERS OF BOARD OF DIRECTORS CONDITION

     The purchase of more than 50% of the outstanding capital stock of CANTV shall provide the Purchaser with the ability to appoint a majority of the members of the Board of Directors of CANTV.


AGREEMENT WITH CANTV CONDITION

     None of AES, CEDC or the Purchaser shall have:

    o reached an agreement or understanding with CANTV that the U.S. Offer or the Venezuelan Offer shall be terminated or amended; or

    o entered into an agreement or an agreement in principle with CANTV relating to a business combination or joint venture, strategic alliance or similar arrangement or a purchase of shares, ADSs or assets of CANTV;

which the Board of Directors of CANTV approves because it deems such agreement or understanding to be in the best interests of the shareholders.


TERMINATION OF THE VENEZUELAN OFFER CONDITION

     The Venezuelan Offer shall not have been terminated.


OTHER

     Because the acceptance of CANTV shares under the Venezuelan Offer is a condition to the U.S. Offer, the conditions to the Venezuelan Offer, the rights of the Purchaser to withdraw the Venezuelan Offer, and the termination rights of the Purchaser under the Venezuelan Offer may also be deemed to be conditions to the U.S. Offer, rights to withdraw the U.S. Offer and/or termination rights to the U.S. Offer.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser in its sole judgment regardless of the circumstances (including any action or omission by AES, CEDC, the Purchaser or any of their affiliates) giving rise to any such conditions or may be waived by the Purchaser in its sole discretion in whole or in part at any time and from time to time. Notwithstanding the foregoing, under Venezuelan law, the Purchaser may only waive the Minimum Tender Condition by lowering it to not less than 75% of the original percentage of CANTV shares, including Class D Shares represented by ADSs, sought in the Offers.

     The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this Section 15 shall be final and binding upon all parties, including all tendering CANTV shareholders.

16. LEGAL MATTERS; REGULATORY APPROVALS

GENERAL

     Based on its examination of publicly available information filed by CANTV with the SEC and other publicly available information concerning CANTV, except as set forth in this U.S. Offer to Purchase, the Purchaser is not aware of:

   (1) any governmental license or regulatory permit that appears to be material to CANTV's business that might be adversely affected by the Purchaser's purchase of ADSs or CANTV shares as contemplated in the Offers,

   (2) any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of ADSs or CANTV shares by the Purchaser as contemplated in the Offers, or

   (3) any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval, that would be required as a result of or in connection with the Offers, including, but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which CANTV or the Purchaser or any of their respective subsidiaries or affiliates is a party.

     Should any such approval or other action be required, the Purchaser will determine in its sole discretion whether such approval or other action will be sought. Any such approval may delay the acceptance for payment of or payment for ADSs tendered pursuant to the U.S. Offer. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to CANTV's business or certain parts of CANTV's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the U.S. Offer without the purchase of ADSs thereunder. The Purchaser's obligation under the U.S. Offer to accept for payment and pay for ADSs is subject to certain conditions. See Section 15.

HART-SCOTT-RODINO

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules that have been promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting period requirements have been satisfied. The acquisition of ADSs and CANTV shares pursuant to the Offers is not subject to the HSR Act.

VENEZUELAN TENDER OFFER REGULATIONS

     Under the Venezuelan tender offer regulations, any person or group of persons intending to take control of a publicly traded Venezuelan company must file with the CNV a report describing the offer. On September 3, 2001 the Purchaser filed such report.

     In accordance with the Venezuelan tender offer regulations, the Purchaser must report the results of the Offers to the CNV, the Caracas Stock Exchange and the general public within two days following the closing of each of the U.S. Offer and the Venezuelan Offer through a notice published in two newspapers with a nationwide circulation.

CONATEL APPROVAL

     According to the Concession and the Telecommunications Law of Venezuela, a change of control of CANTV must be previously authorized by CONATEL. The Purchaser notified CONATEL of the Offers and requested the necessary authorization on September 10, 2001.

VENEZUELAN ANTITRUST AND COMPETITION LAW

     The Purchaser is not required under Venezuelan law to notify the Venezuelan Antitrust Authority, the Superintendencia para la Promocion y Proteccion de la Libre Competencia (the "Superintendencia") of the Offers. The Superintendencia does, however, have broad authority to investigate any intended transaction that the Superintendencia determines is likely to cause an adverse effect on, or lessen, competition. In addition, before CONATEL can approve the purchase of CANTV shares and ADSs pursuant to the Offers, CONATEL must obtain Superintendencia's favorable opinion. The Purchaser cannot give any assurance that the Superintendencia will not determine that the U.S. Offer and the Venezuelan Offer are anticompetitive.

17. FEES AND EXPENSES

     Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the U.S. Offer.

     J.P. Morgan Securities Inc. ("JP Morgan"), Banc of America Securities LLC and Credit Suisse First Boston Corporation are acting as financial advisors (the "Financial Advisors") to the Purchaser in connection with the Offers. JP Morgan is acting as Dealer Manager in connection with the U.S. Offer. The Dealer Manager and the Financial Advisors will receive customary fees for acting as such. Such fees will not exceed $13 million in the aggregate. In addition, the Purchaser has agreed to reimburse the Dealer Manager and the Financial Advisors for certain reasonable out-of-pocket expenses incurred in connection with their engagement (including the reasonable fees and disbursements of outside counsel) and the Purchaser has agreed to indemnify the Dealer Manager and the Financial Advisors against certain liabilities and expenses in connection with their engagement, including certain liabilities under the U.S. federal securities laws.

     In the ordinary course of business, the Dealer Manager, the Financial Advisors and their affiliates engage in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of CANTV.

     The Purchaser has retained Mellon Investor Services LLC to act as the U.S. Receiving Agent in connection with the U.S. Offer. The U.S. Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The U.S. Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of ADSs by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners of ADSs. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

18. MISCELLANEOUS


     The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance for payment of ADSs would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, at its discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of ADSs in any such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS U.S. OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                        AES Comunicaciones de Venezuela, C.A.

                                  SCHEDULE I
                INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                    OFFICERS OF AES, CEDC AND THE PURCHASER



     1. DIRECTORS AND EXECUTIVE OFFICERS OF AES


     The name, business address, business telephone number, present principal occupation or employment and five-year employment history of each director and executive officer of AES and certain other information are set forth below. The principal business address and business telephone number of AES and, unless otherwise indicated, the business address and business telephone number of each person identified below is 1001 North 19th Street, Arlington, Virginia, 22209, telephone number: (703) 522-1315. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with AES. All directors and executive officers listed below are United States citizens. Directors are identified by an asterisk.




                         PRESENT PRINCIPAL OCCUPATION OR
NAME                     EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                     -------------------------------------------
Michael N. Armstrong     Vice President of AES since January 2001. He has served as the Group
                         Manager for AES Electric since 1999. Mr. Armstrong leads the group responsible for AES businesses and development activities in England,
                         Spain, Italy and other countries in Western Europe. Prior to assuming the group manager's position, Mr. Armstrong was a project director and business leader in England and Europe. Prior to joining AES in 1990,
                         Mr. Armstrong was a metallurgist and engineer for BOC plc.

Richard A. Bulger        Vice President of AES since January 2001. He has served as the
                         President of EDC and CEDC since June 2000. Prior to his appointment he served as President of AES Sul from October 1998 to June 2000. Mr.
                         Bulger joined AES in December of 1997 and before that he was a director with Price Waterhouse LLP. Mr. Bulger is a certified public accountant. Mr. Bulger also serves as a director with CANTV since
                         January 2001.

Dennis W. Bakke*         Co-founder of AES with Roger Sant in 1981 and director of AES since
                         1986. He has been President of AES since 1987 and Chief Executive
                         Officer since January 1994. He is a trustee of Rivendell School and a member of the Board of Directors of Macrosonix Corporation in
                         Richmond, Virginia.

Alice F. Emerson*        Director of AES since 1993. She is a Senior Advisor at The Andrew W.
                         Mellon Foundation (a charitable foundation). She is a member of the
                         Boards of Directors of the World Resources Institute, the FleetBoston
                         Financial Corporation, Champion International Corporation, Eastman
                         Kodak Company, Salzburg Seminar, and the MGH Institute of Health
                         Professions.

Mark S. Fitzpatrick      Appointed Executive Vice President of AES in February 2000, was
                         Senior Vice President of AES until February 2000, and was appointed
                         Vice President of AES in 1987. Mr. Fitzpatrick became Managing
                         Director of Applied Energy Services Electric Limited for the United
                         Kingdom and Western Europe operations in 1990.

                             PRESENT PRINCIPAL OCCUPATION OR
NAME                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                         -------------------------------------------
Paul T. Hanrahan             Executive Vice President of AES since January 2001 and, prior to that,
                             Senior Vice President of AES since 1997. He was appointed Vice
                             President of AES effective January 1994. Since May 1, 1998, Mr.
                             Hanrahan has been Managing Director of AES Americas, a business group within AES responsible for all of AES's activities in South
                             America. From February 1995 until 1998 he was President and Chief
                             Executive Officer of AES Chigen, where he served as Executive Vice
                             President, Chief Operating Officer and Secretary from December 1993 until February 1995.

Robert F. Hemphill, Jr.*     Director of AES since June 1996. He served as Executive Vice President of AES from 1982 to June 1996. He currently is the Managing Director of Toucan Capital Corporation (an international venture capital firm).
                             He also serves on the Boards of the National Museum of American
                             History and the Pacific International Center for High Technology
                             Research, and is a member of the Advisory Board of Venture House, an internet investment company.

Frank Jungers*               Director of AES since 1983. He has been consultant to various companies since before to 1994. Mr. Jungers is the retired Chairman of the Board and Chief Executive Officer of the Arabian American Oil
                             Company. He currently serves on the Boards of Directors of Thermo
                             Electron Corporation, Esco Corporation and Statia Terminals. He is
                             also Chairman of the Advisory Board of Common Sense Partners, L.P.
                             He is also Trustee of the Board of Trustees of the American University
                             in Cairo and serves as a Trustee to the High Desert Museum and Oregon
                             Health Sciences University Foundation.

Phillip Lader*               Director of AES since 2001. Mr. Lader served as U.S. Ambassador to the United Kingdom of Great Britain and Northern Ireland from 1997 to January 2001 and has also served in several senior White House and
                             Cabinet-level posts. Prior to entering government service, Ambassador
                             Lader was President of Sea Pines Company, Executive Vice President of
                             the late Sir James Goldsmith's U.S. holding company and president of universities in South Carolina and Australia. Founder of Renaissance
                             Weekends, Ambassador Lader currently serves as Chairman of WPP plc, the world's largest advertising and communications services company and a senior advisor to Morgan Stanley International.

Lenny M. Lee                 Vice President of AES since February 2000 and is President of AES
                             Great Plains. As Great Plains President, he is responsible for AES's businesses in the US Midwest, including the AES CILCO and AES
                             IPALCO businesses. He has also served as Managing Director of AES
                             Transpower Private LTD, Singapore, where he was responsible for AES'
                             businesses in Korea, Southeast Asia, Australia, New Zealand, and
                             Hawaii. Prior to AES Transpower, he was the General Manager of
                             Central Termica San Nicolas, a 650 MW power plant in Argentina and spent five years doing business development for AES from Arlington,
                             VA. Mr. Lee began his career at AES in 1988 and was involved in numerous project development assignments. Prior to joining AES, he spent 8 years with the Exxon Corporation in the U.S.A.

                        PRESENT PRINCIPAL OCCUPATION OR
NAME                    EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                    -------------------------------------------
Garry K. Levesley       Vice President of AES since January 2001. He has served as President of AES Silk Road since May 1999. Mr. Levesley leads the AES group responsible for all of AES business, including project development and plant operations, in all the countries of the former Soviet bloc, Central
                        Asia and Israel. Prior to his appointment as leader of this group he worked as a leader in the Medway Power plant in the UK before moving to lead AES businesses in Hungary and the former Altaienergo Utility in Eastern Kazakhstan. Prior to joining AES in 1994, Mr. Levesley was the Utilities Manager at a large Chemical complex in Northern England.

William R. Luraschi     Vice President of AES since January 1998, Secretary since February 1996 and General Counsel of AES since January 1994. Prior to that, Mr.
                        Luraschi was an attorney with the law firm of Chadbourne & Parke
                        L.L.P.

John H. McArthur*       Director of AES since January 1997. He is the retired Dean of the
                        Harvard Business School, and has been a private business consultant and active investor in various companies since before 1994. He serves as
                        Senior Advisor to the President of the World Bank Group. He is also a member of the Boards of Directors of BCE Inc., Cabot Corporation, the
                        Columbia/HCA Healthcare Corporation, Glaxo Wellcome plc, Rohm &
                        Haas Corporation, Springs Industries, Inc., and KOC Holdings, A.S.
                        Istanbul. He also serves in various capacities with non-profit health, government, and education organizations in America, Canada, Europe and Asia.

Ann D. Murtlow          Vice President of AES since January 2001. She has served as Managing
                        Director of AES Horizons since May 1999. Ms. Murtlow leads the AES group responsible for all of AES's business, including project development and plant operations, in Ireland, Wales, and most of
                        Northern, Central and Eastern Europe. Prior to her appointment, Ms.
                        Murtlow served as project director for projects elsewhere in the region and in the U.S. Prior to joining AES in 1987, Ms. Murtlow was with
                        Bechtel Power Corporation.

Roger F. Naill          Senior Vice President of AES since February 2001. He has been Vice
                        President for Planning at AES since 1981. Prior to joining AES, Dr.
                        Naill was Director of the Office of Analytical Services at the Department
                        of Energy.

Hazel R. O'Leary*       Director of AES since April 1997. Mrs. O'Leary was the seventh
                        Secretary of the United States Department of Energy from 1993 to 1997.
                        She is a consultant and an attorney to a diverse group of domestic and international energy and sustainable development firms. She also serves on the Board of the Kaiser Group International and UAL Corporation,
                        the parent company of United Airlines. In addition, Mrs. O'Leary serves on the non-profit Boards of Morehouse College, the Andrew Young
                        Center of International Development, the World Wildlife Fund and the
                        Keystone Center.

                      PRESENT PRINCIPAL OCCUPATION OR
NAME                  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                  -------------------------------------------
Shahazad S. Qasim     Vice President of AES since February 2000 and has served as Managing
                      Director of AES Oasis since April 1998. As Managing Director of AES
                      Oasis, Mr. Qasim leads the AES group responsible for all of AES's business, including project development and plant operations, in Pakistan,
                      India, portions of South Asia and the Middle East. Prior to his appointment, Mr. Qasim had been developing various projects within the same geographical region for AES. Mr. Qasim has been with AES since November 1992.

Dan Rothaupt          Vice President of AES since January 2001. He has served as President of AES Endeavor since May 1999. Mr. Rothaupt leads the AES group responsible for all of AES business, including project development, power marketing and plant operations, in New York, New England and
                      Eastern Canada. Prior to his appointment, Mr. Rothaupt served as Plant
                      Manager of AES Hawaii and AES Thames facilities. Prior to joining
                      AES in 1988, Mr. Rothaupt was employed by Pfizer Inc and the US
                      Coast Guard in a variety of engineering positions.

William Ruccius       Vice President of AES since February 2000. He has served as Managing
                      Director of AES Orient since June 1998. As Managing Director of AES
                      Orient, Mr. Ruccius leads the AES group responsible for all of AES's business, including project development and plant operations, in
                      Northern China and most of North and East Asia including the
                      Philippines. From June 1996 until his appointment as Managing Director, he was President and CEO of AES Lal Pir and AES Pak Gen, AES's
                      dual Pakistani generating facilities. Prior to that Mr. Ruccius was Plant
                      Manager at AES Hawaii from April 1995 to June 1996 and worked at
                      AES Deepwater from June 1993 to April 1995.

John Ruggirello       Executive Vice President of AES since February 2000, was Senior Vice
                      President until February 2000 and was appointed Vice President in
                      January 1997. Mr. Ruggirello heads an AES group responsible for project development, construction and plant operations in much of the
                      United States and Canada. He served as President of AES Beaver
                      Valley from 1990 to 1996.

J. Stuart Ryan        Executive Vice President of AES since February 2000, was Senior Vice
                      President until February 2000 and is Managing Director of the AES
                      Pacific group which is responsible for AES's business in the western
                      United States. Between 1994 and 1998, Mr. Ryan led the AES
                      Transpower group responsible for AES's activities in Asia (excluding
                      China). From 1994 through 1997, he served as Vice President of AES.

Roger W. Sant*        Co-founder of AES with Dennis Bakke in 1981. He has been Chairman of the Board and a director of AES since its inception, and he held the office of Chief Executive Officer through December 31, 1993. He currently is Chairman of the Boards of Directors of The Summit
                      Foundation and The World Wildlife Fund U.S., and serves on the
                      Boards of Directors of The World Resources Institute, the World Wide
                      Fund for Nature and Marriott International, Inc.

                         PRESENT PRINCIPAL OCCUPATION OR
NAME                     EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                     -------------------------------------------
Barry J. Sharp           Executive Vice President of AES since February 2001. Mr. Sharp was appointed Senior Vice President and Chief Financial Officer effective
                         January 1998 and had been Vice President and Chief Financial Officer since 1987. He also served as Secretary of AES until February 1996.
                         From 1986 to 1987, he served as the AES Director of Finance and
                         Administration. Mr. Sharp is a certified public accountant.

Sarah Slusser            Vice President of AES since January 1999, was appointed President of
                         AES Aurora, Inc., effective April 1997. AES Aurora is a wholly owned subsidiary of AES and a group of AES which is responsible for business development, construction and operations of facilities and projects in
                         Mexico, Central America, the Caribbean and the Gulf States in the
                         United States. Prior to that, Ms. Slusser served as Project Director for various AES projects in the same region from 1993 to 1997.

Paul D. Stinson          Vice President of AES since January 1998. After returning from a personal leave of absence in June of 2001, Mr. Stinson has been assigned to the AES Endeavor Group to support both operations and business development. From July 1999 until January, 2001, Mr. Stinson was
                         President of AES Great Plains, Ltd., a wholly owned subsidiary of AES, which is a group of AES responsible for business development, construction and operations of facilities and projects in the U.S.
                         Mid-West. From April 1997 to July 1999, Mr. Stinson served as
                         Managing Director of AES Silk Road, Ltd. Mr. Stinson served as
                         Managing Director of Medway Power Ltd. from 1994 until 1997 and was
                         Plant Manager of the Medway Power Station owned by Medway Power
                         Ltd. from 1992 to 1997.

David Luis Travesso      Vice President of AES since February 2000. He has served as Group
                         Manager of AES Sao Paolo since February 2000. Prior to this appointment, Mr. Travesso served as Chairman of Light-Servicos de
                         Electricade S.A.

Thomas A. Tribone        Executive Vice President of AES since January 1998, and Senior Vice
                         President of AES from 1990 to January 1998. Mr. Tribone leads AES
                         Think, a group involved in energy, telecom and internet businesses in
                         South America and the U.S.

Thomas I. Unterberg*     Director of AES since 1984. He has been a Managing Director of C.E.
                         Unterberg, Towbin (an investment banking firm) since 1989. He currently serves on the Boards of Directors of Electronics for Imaging, Inc.,
                         Systems and Computer Technology Corporation, ECCS, Inc., Centrax
                         Corporation, Inc. and Club One, LLC. During 1999, Unterberg Harris,
                         an affiliate of C.E. Unterberg, Towbin, the investment banking firm in which Mr. Unterberg is a Managing Director, acted as a co-managing underwriter for a financial offering of AES which included the October 7,
                         1999 offering of 14 million shares of Common Stock, par value $0.01 per share.

                             PRESENT PRINCIPAL OCCUPATION OR
NAME                         EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                         -------------------------------------------
Robert H. Waterman, Jr.*     Director of AES since 1985. He is the founder and has been the Chief
                             Executive Officer of The Waterman Group, Inc. (a business consulting firm) since 1985. His business includes research and writing, consulting and venture management. He currently is Chairman of the Board of
                             University ProNet, Inc. and serves on the boards of several non-profit organizations including the World Wildlife Fund and the Restless Legs
                             Syndrome Foundation.

Kenneth R. Woodcock          Senior Vice President of AES since 1987. Mr. Woodcock is responsible for coordinating AES's relationships with the investment community, and he provides support for AES's business development activities worldwide.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF CEDC


     The name, business address, business telephone number, present principal occupation or employment and five-year employment history of each director and executive officer of CEDC and certain other information are set forth below. The principal business address and business telephone number of CEDC and, unless otherwise indicated, the business address and business telephone number of each person identified below, other than those employed by AES, is Av. Vollmer, San Bernadino, Edificio La Electricidad de Caracas, Torre Central, Caracas, Venezuela (telephone number: 011-58-212-502-2111). The business address and business telephone number of each person identified below who is employed by AES is the business address and telephone number of AES set forth above. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CEDC. All directors and executive officers listed below are United States citizens, except as specified below. Directors are identified by an asterisk.




                       PRESENT PRINCIPAL OCCUPATION OR
NAME                   EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                   -------------------------------------------
Dennis W. Bakke*       Director of CEDC since 2000. Co-founder of AES with Roger Sant in
                       1981 and director of AES since 1986. He has been President of AES since 1987 and Chief Executive Officer since January 1994. He is a trustee of Rivendell School and a member of the Board of Directors of
                       Macrosonix Corporation in Richmond, Virginia.

Richard A. Bulger*     Director of CEDC since 2000 and President of CEDC since 2000. Vice
                       President of AES since January 2001. He has served as the President of
                       EDC and CEDC since June 2000. Prior to his appointment he served as
                       President of AES Sul from October 1998 to June 2000. Mr. Bulger joined AES in December of 1997 and before that he was a director with
                       Price Waterhouse LLP. Mr. Bulger is a certified public accountant. Mr.
                       Bulger also serves as a director with CANTV since January 2001.

Michele Goguikian*     Director of CEDC since 2000. Mr. Goguikian has been Executive
                       President of Banco de Venezuela Grupo Santander Central Hispano (a
                       Venezuelan bank) since 1997. Mr. Goguikian joined Grupo Santander
                       Central Hispano in 1992 as Managing Director for Santander
                       Investments. Before then, Mr. Goguikian worked for Citibank for 12 years as International Executive. Mr. Goguikian is a Venezuelan citizen.

                                PRESENT PRINCIPAL OCCUPATION OR
NAME                            EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                            -------------------------------------------
Paul T. Hanrahan*               Director of CEDC since 2000. Executive Vice President of AES since
                                January 2001 and, prior to that, Senior Vice President of AES since
                                1997. He was appointed Vice President of AES effective January 1994.
                                Since May 1, 1998, Mr. Hanrahan has been Managing Director of AES
                                Americas, a business group within AES responsible for all of AES's activities in South America. From February 1995 until 1998 he was
                                President and Chief Executive Officer of AES Chigen, where he served as Executive Vice President, Chief Operating Officer and Secretary
                                from December 1993 until February 1995.

Lorenzo Mendoza*                Director of CEDC since 2000. Mr. Mendoza has been a Principal
                                Director of Cerveceria Polar, C.A. (a food and beverage company) since
                                1993. Member of the Executive Committee of Cerveceria Polar, C.A.
                                since 1990. CEO of Empresas Polar (a food and beverage company)
                                since 1999. Principal Director of the Board of Banco Provincial, S.A.
                                Banco Universal since 1997. Principal Director of the Board of Directors of Snack America Latina since 1998. Mr. Mendoza is a Venezuelan citizen.

                                Mr. Mendoza owns 42,066 Class D Shares, which represent less than
                                0.1% of the outstanding Class D Shares (including Class D Shares represented by ADSs), and less than 0.1% of the total number of outstanding shares of capital stock of CANTV.

Julian Jose Nebreda Marquez     Legal Counsel and Secretary of the Board of Directors of CEDC and
                                EDC since 2000. Mr. Nebreda joined CEDC's Legal Department in
                                1999. He is a Member of the Board of Directors of the Caracas Chamber
                                of Commerce and SERDECO and he is also Alternate Director of Caja de Valores de Venezuela. Between 1993 and 1999 Mr. Nebreda was
                                Counsel to the Executive Director for Panama and Venezuela at the
                                Inter-American Development Bank in Washington D.C. Mr. Nebreda is
                                a Venezuelan citizen.

Cira Romero*                    Director of CEDC since 2000. President of Estrategias Empresariales (a consulting firm) since 1987. Ms. Romero is a Member of the Board of
                                Directors of the Caracas Chamber of Commerce and the Instituto de
                                Estudios Superiores de Administracion (IESA). Ms. Romero is a
                                Venezuelan citizen.

J. Stuart Ryan*                 Director of CEDC since 2000. Executive Vice President of AES since
                                February 2000, was Senior Vice President until February 2000 and is
                                Managing Director of the AES Pacific group which is responsible for
                                AES's business in the western United States. Between 1994 and 1998,
                                Mr. Ryan led the AES Transpower group responsible for AES's activities in Asia (excluding China). From 1994 through 1997, he served as Vice President of AES.

                           PRESENT PRINCIPAL OCCUPATION OR
NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                       -------------------------------------------
Roger W. Sant*             Director of CEDC since 2000, and Chairman of the Board of Directors since 2000. Co-founder of AES with Dennis Bakke in 1981. He has been
                           Chairman of the Board and a director of AES since its inception, and he held the office of Chief Executive Officer through December 31, 1993.
                           He currently is Chairman of the Boards of Directors of The Summit
                           Foundation and The World Wildlife Fund U.S., and serves on the
                           Boards of Directors of The World Resources Institute, the World Wide
                           Fund for Nature and Marriott International, Inc.

Gustavo Julio Vollmer*     Director of CEDC since 2000. President of Corporacion Palmar, S.A.
                           since 1984. Mr. Vollmer is Director of Mercantil Servicos Financieros,
                           Banco Mercantil, C.A. and Siderurgica de Venezuela, S.A. He is also a member of the Advisory Council of the New York Stock Exchange for
                           Latin America. Mr. Vollmer is a Venezuelan citizen.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER


     The name, business address, business telephone number, present principal occupation or employment and five-year employment history of each executive officer and of each director of Purchaser and certain other information are set forth below. The principal business address and business telephone number of the Purchaser is that of CEDC and, unless otherwise indicated, the business address and business telephone number of each person identified below is that of AES. Where no date is shown, except in the case of positions with the Purchaser, the individual has occupied the position indicated for the past five years. All directors and executive officers listed below are United States citizens, except as specified below. Directors are identified by an asterisk.




                        PRESENT PRINCIPAL OCCUPATION OR
NAME                    EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                    -------------------------------------------
Paul T. Hanrahan*       Director of the Purchaser since August 2001. Executive Vice President of AES since January 2001 and, prior to that, Senior Vice President of
                        AES since 1997. He was appointed Vice President of AES effective
                        January 1994. Since May 1, 1998, Mr. Hanrahan has been Managing
                        Director of AES Americas, a business group within AES responsible for all of AES's activities in South America. From February 1995 until 1998 he was President and Chief Executive Officer of AES Chigen, where he served as Executive Vice President, Chief Operating Officer and
                        Secretary from December 1993 until February 1995.

Jeffrey A. Safford*     Director of the Purchaser since August 2001. Vice President and Chief
                        Financial Officer of AES Americas, a business group within AES responsible for all of AES's activities in South America. From April 1994 until Mr. Safford's appointment to such offices in September 1998, he served as Vice President and Chief Financial Officer and Secretary of
                        AES China Generating Co., Ltd., and performed the function of principal accounting officer. He is a Certified Public Accountant.

                                 PRESENT PRINCIPAL OCCUPATION OR
NAME                             EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                             -------------------------------------------
Julian Jose Nebreda Marquez*     Director of the Purchaser since August 2001. Legal Counsel and
                                 Secretary of the Board of Directors of CEDC and EDC since 2000. Mr.
                                 Nebreda joined CEDC's Legal Department in 1999. He is a Member of the Board of Directors of the Caracas Chamber of Commerce and
                                 SERDECO and he is also an Alternate Director of Caja de Valores de
                                 Venezuela. Between 1993 and 1999 Mr. Nebreda was Counsel to the
                                 Executive Director for Panama and Venezuela at the Inter-American
                                 Development Bank in Washington D.C. Mr. Nebreda is a Venezuelan
                                 citizen. The principal business address and phone number of Mr.
                                 Nebreda is the address and phone number of CEDC.

     During the past five years, none of AES, CEDC nor the Purchaser, nor to the best of their knowledge, any of the persons listed on this Schedule I, (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation with respect to such laws.

     Copies of the ADS Letter of Transmittal, properly completed and duly executed, will be accepted. The ADS Letter of Transmittal, ADRs and any other required documents should be sent or delivered by each ADS holder of CANTV or such ADS holder's broker, dealer, commercial bank, trust company or other nominee to the U.S. Receiving Agent, at one of the addresses set forth below:




                 THE U.S. RECEIVING AGENT FOR THE U.S. OFFER IS:


                          MELLON INVESTOR SERVICES LLC



        By Mail:                       By Hand:                By Overnight Delivery:
 Reorganization Department     Reorganization Department     Reorganization Department
      PO Box 3301                    120 Broadway               85 Challenger Road
South Hackensack, NJ 07606            13th Floor                 Mail Stop - Reorg
                                 New York, NY 10271         Ridgefield Park, NJ 07660

          Alternative Hand Delivery (If 120 Broadway is Not Available):
                            Reorganization Department
                                    C/O STARS
                          100 William Street, Galleria
                               New York, NY 10038

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (201) 296-4293

                              Confirm by Telephone:
                                 (201) 296-4860


     Any questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. ADS holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.



                  The Information Agent for the U.S. Offer is:



                             D. F. KING & CO., INC.

                                 77 Water Street
                               New York, NY 10005
                            Toll Free: (800) 549-6746
                   Collect outside the U.S.: +1 (212) 269-5550



                    The Dealer Manager for the U.S. Offer is:

                           J.P. Morgan Securities Inc.
                                 277 Park Avenue
                               New York, NY 10172
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